Exhibit 4


                                                                EXECUTION COPY

             SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT


           SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of March 5, 2003 (the "Effective Date"), between POLYMER GROUP, INC., a Delaware corporation (the "Borrower"), each of the entities identified under the caption "GUARANTORS" on the signature pages hereto (individually and together with any entity that shall become a guarantor hereunder pursuant to Section 6.01(h) hereof, a "Guarantor", and, together with the Borrower, the "Obligors") and MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS LP, a Delaware limited partnership ("GOF").

           WHEREAS, on May 11, 2002, the Borrower and its domestic subsidiaries (other than Bonlam (S.C.), Inc., for which the petition date was April 23, 2002) filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court");

           WHEREAS, on January 3, 2003, the Bankruptcy Court issued an order confirming the Borrower's and its domestic subsidiaries' Joint Second Amended Modified Plan of Reorganization (the "Plan") and on January 16, 2003 the Bankruptcy Court entered a supplemental order confirming the Plan;

           WHEREAS, (a) the Plan and the Credit Agreement contemplate that GOF shall issue or cause to be issued a letter of credit in favor of the Administrative Agent, as beneficiary, in the face amount of $25,000,000, in substantially the form of Exhibit A hereto (the "Letter of Credit"); and (b) such Letter of Credit shall, in accordance with the terms thereof and of the Credit Agreement, support the payments due under the Credit Agreement from the Borrower to the Administrative Agent on December 31, 2003, June 30, 2004 and December 31, 2004 to the extent that the Borrower fails to meet such payment obligations;

           WHEREAS, GOF has caused, or, simultaneously with the execution and delivery of this Agreement, is causing, the Letter of Credit to be issued; and

           WHEREAS, the Plan requires (and the Credit Agreement contemplates) that, upon any drawing under the Letter of Credit, the Borrower shall issue to GOF senior subordinated promissory notes in the face amount of such drawing, with such additional terms and conditions as are more fully set forth in this Agreement.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

           Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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           "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or any Subsidiary.

           "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

           "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Borrower or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Borrower or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Borrower or any Restricted Subsidiary or (ii) any acquisition by the Borrower or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

           "Administrative Agent" means JPMorgan Chase Bank, as administrative agent under the Credit Agreement, together with any successor thereto.

           "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with such specified Person. The term "control," "controlling", "controlled by" or "under common control with" with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities by agreement or otherwise.

           "Affiliate Transaction" has the meaning set forth in Section
6.01(b).

           "Agreement" means this Senior Subordinated Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

           "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Borrower or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary (other than directors' qualifying shares, to the extent mandated by applicable law); (ii) any assets of the Borrower or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Borrower or any Restricted Subsidiary; or (iii) any other property or asset of the Borrower or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with Section 6.02 and the creation of any Lien not prohibited by Section 6.01(g); (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable

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for use in connection with the business of the Borrower or any Restricted
Subsidiary, as the case may be; (c) any transaction consummated in compliance with Section 6.01(d); (d) any transfers of properties and assets between Wholly Owned Restricted Subsidiaries; (e) any transaction pursuant to which the Borrower or any Restricted Subsidiary transfers property to a Person and the Borrower or such Restricted Subsidiary leases such property from such Person; provided, however, that such transaction complies with Sections 6.01(d) and (e); (f) sales of Investments (i) that were originally made pursuant to clauses (a), (b), (c) or (d) of the definition of Permitted Investments or (ii) to the extent that such Investments were treated as Restricted Payments; and (g) any Qualified Securitization Transaction. In addition, solely for purposes of Section 6.01(d), any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $25,000,000 in any fiscal year shall be deemed not to be an Asset Sale; provided, further, that any sale, conveyance, transfer, lease or other disposition of any property or assets, including without limitation the Chicopee Sale consummated on or prior to the Effective Date shall be excluded in any determination made pursuant to this sentence.

           "Assignment and Acceptance" means an assignment and acceptance entered into by GOF or an Eligible Assignee and an Eligible Assignee in substantially the form of Exhibit B hereto.

           "Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of Title 11 of the United States Code, and applicable portions of Titles 18 and 28 of the United States Code.

           "Bankruptcy Court" has the meaning set forth in the first whereas clause.

           "Bankruptcy Law" means the Bankruptcy Code or any similar Federal, state or foreign law for the relief of debtors.

           "Bonlam" means Bonlam S.A. de C.V., a corporation duly organized and validly existing under the laws of Mexico.

           "Borrower" has the meaning set forth in the first introductory paragraph hereto.

           "Borrowing" has the meaning set forth in Section 2.01.

           "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions are not required by law or authorized to close in New York, New York.

           "Bylaws" means the Bylaws of the Borrower in substantially the form attached as Exhibit C hereto.

           "Capital Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be properly capitalized on the balance sheet in accordance with GAAP.

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           "Capital Stock" means any and all shares or other equivalents
(however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, partnership interests or other equivalents (however designated) in the case of a partnership, membership interests or other equivalents (however designated) in the case of a limited liability company, or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.

           "Cash Equivalents" means: (a) U.S. Dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition; and (f) corporate securities having a rating equal to or higher than BBB -- and Baa3, or the equivalents thereof, by both S&P and Moody's, respectively, if both such entities rate the securities, or having such rating from one of such entities if only one such entity is rating such securities.

           "CERCLA" has the meaning set forth in Section 5.01(m)(iii).

           "CERCLIS" has the meaning set forth in Section 5.01(m)(iii).

           "Certificate of Incorporation" means the Borrower's Amended and Restated Certificate of Incorporation in substantially the form of Exhibit D hereto.

           "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Borrower):
(i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of the Borrower; (ii) the Borrower consolidates with, or merges with or into, another Person (other than the Borrower or any Wholly Owned Restricted Subsidiary) or the Borrower or any Significant Restricted Subsidiary sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Borrower and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Borrower or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have

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"beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Borrower, as the case may be, "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; or (iii) the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions of Section 6.02.

           "Chicopee Sale" means the sale of the warehouse in Dayton, New Jersey, owned by Chicopee, Inc., a Delaware corporation.

           "Class C Dividends" means the special annual dividend on the Borrower's Class C Common Stock, par value $.01 per share, required to be paid by the Borrower pursuant to its Amended and Restated Certificate of Incorporation.

           "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that (1) if the Borrower or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Borrower or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any such Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an Acquisition of assets, including any Acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or

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

substantially all of an operating unit or a line of a business or which constitutes Replacement Assets, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect to (x) such Investment or Acquisition of assets (including the Incurrence of any Indebtedness) as if such Investment or Acquisition occurred on the first day of such Four Quarter Period and (y) net cost savings that the Borrower reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Investment or Acquisition and which cost savings could then be reflected in pro forma financial statements under GAAP (provided that both (A) such cost savings were identified and quantified in an Officer's Certificate delivered to the each of the holders of Senior Subordinated Notes at the time of the consummation of the Investment or Acquisition and (B) with respect to each Investment or Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Borrower within 90 days of such Investment or Acquisition to effect such cost savings identified in such Officer's Certificate) and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or Acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Borrower or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or Acquisition of assets occurred on, with respect to any Investment or Acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an Acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Fixed Charges of the Borrower attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

           "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; (iii) Consolidated Non-Cash Charges for such period; and (iv) expenses relating to employee profit sharing arising in connection with applicable Mexican statutory requirements less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

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           "Consolidated Fixed Charge" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and (ii) the product of (x) the amount of all dividend payments on any series of Preferred Equity Interest of such Person (other than dividends paid solely in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

           "Consolidated Income Tax Expense" means, with respect to the Borrower for any period, the provision for Federal, state, local and foreign income taxes payable by the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

           "Consolidated Interest Expense" means, with respect to the Borrower for any period, without duplication, the sum of (i) the interest expense of the Borrower and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,
(a) any amortization of debt discount, (b) the net cost under Hedging Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

           "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Borrower and the Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Restricted Subsidiary, except (A) to the extent of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution, (B) with respect to foreign joint ventures, to the extent that cash is available for distribution (without restriction and not committed for other purposes) during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution, but is not distributed due to adverse tax or other business reasons, such cash shall be included and (C) the Borrower's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Borrower or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower to the extent of such restrictions; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Borrower or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net

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Income accrued at any time following the Effective Date; and (viii) gains and losses resulting from foreign currency transaction adjustments.

           "Consolidated Non-Cash Charges" means, with respect to any Person, for any period the sum of (i) depreciation, (ii) amortization and (iii) other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (iii) only, such charges which require an accrual of or a reserve for cash charges for any future period).

           "Credit Agreement" means the Third Amended, Restated and Consolidated Credit Agreement, dated as of March 5, 2003, as in effect on the date hereof, between the Borrower, the Subsidiaries of the Borrower identified on the signature pages thereof and any Subsidiary that is later added thereto, the lenders named therein, and JPMorgan Chase Bank, as administrative agent, as further amended, including any deferrals, renewals, extensions, replacements, refinancings, restructurings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of the commitment thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

           "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

           "Debtor Subsidiary" means a Subsidiary of the Borrower that is subject to the Plan.

           "Default" means any event that is or with the passage of time or giving of notice or both, would be an Event of Default.

           "Designated Guarantor Senior Indebtedness" means, with respect to any Guarantor, any Indebtedness of such Guarantor outstanding under the Credit Agreement.

           "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Credit Agreement, and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25,000,000, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of this Agreement and a resolution of the Borrower's Board of Directors setting forth such designation by the Borrower has been delivered to each of the holders of Senior Subordinated Notes.

           "Designation" has the meaning set forth in Section 6.01(i).

           "Designation Amount" has the meaning set forth in Section 6.01(i).

           "Disclosure Statement" means the Amended Modified Disclosure Statement of the Borrower and its Debtor Subsidiaries.

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           "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

           "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, or exchangeable into Indebtedness on or prior to Termination Date.

           "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Borrower organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

           "Effective Date" has the meaning set forth in the first introductory paragraph hereto.

           "Eligible Assignee" means, (a) any Affiliate of GOF, and (b) any other Person or Persons approved by GOF, or by an assignee pursuant to this Agreement, as applicable, and, so long as no Event of Default shall have occurred and be continuing, approved by the Borrower, which approval shall not be unreasonably delayed, conditioned or withheld.

           "Environmental Claims" means, with respect to any Person, any written notice, claim, demand or other written communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

           "Environmental Laws" means all laws, rules, regulations, codes, ordinances, technical standards, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

           "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however

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designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests but excluding the Junior Subordinated Convertible Notes.

           "Equity Rights" means, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

           "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or
(c) of the Internal Revenue Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under
Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which the Borrower is a member.

           "ERISA Plan" means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

           "Event of Default" has the meaning specified in Section 7.01.

           "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

           "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Borrower acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Borrower delivered to each of the holders of Senior Subordinated Notes.

           "Foreign Corrupt Practices Act" means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

           "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Borrower not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

           "Four Quarter Period" has the meaning set forth in the definition of Consolidated Coverage Ratio.

           "Funding Guarantor" has the meaning set forth in Section 3.05.

           "GAAP" has the meaning specified in Section 1.03.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "GOF" has the meaning set forth in the first introductory paragraph hereto.

           "GOF Nominee" means any member of the Borrower's Board of Directors that was nominated or designated by GOF pursuant to the Shareholders Agreement or otherwise.

           "Gurantee" has the meaning set forth in Section 3.01.

           "Guarantee Obligations" has the meaning set forth in Section 3.01.

           "Guarantor(s)" has the meaning set forth in the first introductory paragraph hereto.

           "Guarantor Blockage Period" has the meaning set forth in Section 3.08(a).

           "Guarantor Payment Blockage Notice" has the meaning set forth in
Section 3.08(a).

           "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (a) all Obligations of such Guarantor under the Credit Agreement; (b) all Hedging Obligations of such Guarantor; (c) all Obligations of such Guarantor under stand-by letters of credit; and (d) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guarantee of the Senior Subordinated Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include
(a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries; unless, and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Guarantor Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of this Agreement; (e) Indebtedness evidenced by such Guarantor's Guarantee of the Senior Subordinated Notes; (f) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor; and (i) Indebtedness of a Guarantor to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

           "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

           "Hedging Agreements" means, with respect to any Person, agreements with respect to all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

           "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

           "HSR Act" has the meaning set forth in Section 4.01(i).

           "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Borrower or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Borrower or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Borrower or any Restricted Subsidiary.

           "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Borrower or any Restricted Subsidiary; and (e) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

           "Indenture" means the Indenture, dated as of the date hereof, among the Borrower, Wilmington Trust Company and the other parties thereto relating to the Junior Subordinated Convertible Notes.

           "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

           "Intercompany Notes" means, collectively, the Bonlam Intercompany Notes (as defined in the Credit Agreement) and the Fabrene Intercompany Notes (as defined in the Credit Agreement).

           "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

           "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Borrower no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition.

           "Junior Subordinated Convertible Notes" means the 10% convertible subordinated notes due December 2007 to be issued pursuant to the Plan.

           "Letter of Credit" has the meaning set forth in the third whereas clause.

           "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and agreement to give any security interest).

           "Limited Originator Recourse" means a reimbursement obligation to the Borrower or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the financing of trade receivables; provided that the available amount of any such form of credit enhancement at any time shall not exceed 15.0% of the principal amount of such Indebtedness at such time.

           "Margin Stock" means "margin stock" within the meaning of Regulations U and X.

           "Material Adverse Effect" means a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its material obligations hereunder or under the Senior Subordinated Note or (c) the validity or enforceability of this Agreement or the Senior Subordinated Notes, including the rights or remedies of GOF hereunder or thereunder, other than arising solely as a result of any action or inaction of GOF.

           "Maturity Date" means December 1, 2007.

           "Moody's" means Moody's Investors Service, Inc. and its successors.

           "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

           "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Borrower to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate delivered to each of the holders of Senior Subordinated Notes (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

           "New Investment" means the purchase by certain creditors of the Borrower and its Debtor Subsidiaries of Junior Subordinated Convertible Notes for a total purchase price of $50,000,000 pursuant to the terms and conditions of the Plan.

           "Non-Recourse Debt" means Indebtedness (i) as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Subordinated Notes) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

           "NPL" has the meaning set forth in Section 5.01(m)(iii).

           "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

           "Obligors" has the meaning set forth in the first introductory paragraph hereto.

           "Officer's Certificate" means a certificate signed by the Borrower's or Guarantor's president, chief executive officer, chief operating officer, or its chief financial officer (or, if no such officer exists, an officer or manager with substantially similar authority) on behalf of the Borrower or a Guarantor, as applicable, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's actual knowledge, after making the investigations required by clause (i), does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

           "Operating Divisions" means the Nonwovens, Oriented Polymers and Corporate operating divisions of the Borrower and its Subsidiaries.

           "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to GOF; provided that if GOF shall assign all of its interest in the Senior Subordinated Note, such counsel shall be reasonably acceptable to the holders of a majority of the principal amount outstanding under all Senior Subordinated Notes. The counsel may be an employee of or counsel to the Borrower, GOF or any other holder of a Senior Subordinated Note.

           "Organizational Documents" means the certificate of incorporation, articles of organization, bylaws, operating agreement, partnership agreement, and/or other organizational and governing documents (including all those that govern or impact the appointment, election, and/or removal of directors, managers, managing partners or persons of equivalent authority), as the case may be, of a Person (other than an individual).

           "Other Taxes" has the meaning specified in Section 2.05(b).

           "Payment Blockage Notice" has the meaning set forth in Section
8.02(a).

           "Payment Blockage Period" has the meaning set forth in Section
8.02(a).

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "Permitted Holder" means MatlinPatterson Global Opportunities Partners L.P. and its Affiliates, The InterTech Group, Inc. and its Affiliates, Golder, Thoma, Cressey Fund III Limited Partnership and its Affiliates, Jerry Zucker and James G. Boyd and members of either of their immediate families and trusts of which such persons are the beneficiaries.

           "Permitted Indebtedness" has the meaning set forth in Section
6.01(c).

           "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Hedging Obligations; (d) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under Section 6.01(d) not to exceed 35% of the total consideration for such Asset Sales; (e) Investments in the Borrower and Investments in a Restricted Subsidiary or a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or another Restricted Subsidiary; (f) Investments existing as of the Effective Date; and (g) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee of Indebtedness otherwise permitted by this Agreement.

           "Permitted Junior Securities" means any securities of the Borrower or any other Person that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to the Senior Subordinated Notes and all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Junior Subordinated Convertible Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Senior Subordinated Notes on the date of this Agreement, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Senior Subordinated Notes on the date of this Agreement and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Subordinated Notes and Senior Indebtedness (as modified by the plan of reorganization pursuant to which such securities are issued).

           "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Borrower or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Effective Date; (d) Liens securing only the Senior Subordinated Notes, the Guarantees or the Junior Subordinated Convertible Notes or guarantees thereof; (e) Liens in favor of the Borrower or any Restricted Subsidiary (including any such Liens securing Indebtedness, to the extent and for so long as such Indebtedness is pledged to secure Senior Indebtedness); (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capital Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Borrower or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the

Borrower or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by Section 6.01(c) and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; and (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

           "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or a government or any agency or political subdivision thereof.

           "Plan" has the meaning set forth in the second whereas clause.

           "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

           "Preferred Equity Interest" in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

           "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

           "Purchase Money Indebtedness" means Indebtedness of the Borrower or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property used in the business of the Borrower; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

           "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Restricted Subsidiary in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owning to such investors and amounts paid in connection with the purchase of newly generated receivables.

           "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

           "Qualified Securitization Transaction" means any transaction or series of transactions pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables (whether now existing or arising or acquired in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and contract rights and all guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables (collectively, "Transferred Assets"); provided that in the case of any such transfer by the Borrower or any of its Restricted Subsidiaries, the transferor receives cash or Purchase Money Notes in an amount which (when aggregated with the cash and Purchase Money Notes received by the Borrower and its Restricted Subsidiaries upon all other such transfers of Transferred Assets during the 90 days preceding such transfer) is at least equal to 75% of the aggregate face amount of all receivables so transferred during such day and the 90 preceding days.

           "Regulations A, D, U and X" means, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified or supplemented and in effect from time to time.

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

           "Replacement Assets" has the meaning set forth in Section 6.01(d).

           "Restricted Payment" has the meaning set forth in Section 6.01(e).

           "Restricted Subsidiary" means any Subsidiary of the Borrower that has not been designated by the Board of Directors of the Borrower, by a resolution of the Board of Directors of the Borrower delivered to each of the holders of Senior Subordinated Notes, as an Unrestricted Subsidiary pursuant to Section 6.01(i). Any such designation may be revoked by a resolution of the Board of Directors of the Borrower delivered to each of the holders of Senior Subordinated Notes, subject to the provisions of such covenant.

           "Revocation" has the meaning set forth in Section 6.01(i).

           "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies; and its successors.

           "Securitization Entity" means either a Wholly Owned Restricted Subsidiary of the Borrower (or another Person in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers receivables and related assets) or an Unrestricted Subsidiary that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of the Directors of the Borrower (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to each of the holders of Senior Subordinated Notes by delivery thereto of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

           "Senior Indebtedness" means, at any date, (a) all Obligations of the Borrower under the Credit Agreement; (b) all Hedging Obligations of the Borrower; (c) all Obligations of the Borrower under stand-by letters of credit; and (d) all other Indebtedness of the Borrower for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Borrower for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Senior Subordinated Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Borrower and any Subsidiary of the Borrower or any Affiliate of the Borrower or any of such Affiliate's Subsidiaries; unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness of the Borrower that is pari passu with, or expressly subordinate or junior in right of payment to, the Senior Subordinated Notes; (e) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; (f) any obligation that by operation of law is subordinate to any general unsecured obligations of the Borrower; and (g) Indebtedness of the Borrower to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

           "Senior Subordinated Note(s)" has the meaning set forth in Section 2.01.

           "Shareholders Agreement" means the Shareholders Agreement dated as of March 5, 2003, between the Borrower, GOF and the other parties identified therein.

           "Shareholder Rights Plan" means the Borrower's shareholder rights plan or "poison pill" embodied in the Rights Agreement, dated as of April 15, 1996, by and among the Borrower and First Union Nation Bank of North Carolina.

           "Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Borrower accounted for more than 20.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 20.0% of the consolidated assets of the Borrower and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Borrower and the Restricted Subsidiaries for such year prepared in conformity with GAAP and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of Section 7.01 has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

           "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are reasonably customary in receivables securitization transactions.

           "Subordinated Indebtedness" means, with respect to the Borrower or any Guarantor, any Indebtedness of the Borrower or such Guarantor, as the case may be, which is pari passu with, or expressly subordinated in right of payment to, the Senior Subordinated Notes or such Guarantor's Guarantee, as the case may be, including without limitation, the Junior Subordinated Convertible Notes.

           "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, through one or more Persons by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

           "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

           "Taxes" has the meaning specified in Section 2.05(a).

           "Termination Date" means the date and time at which each of the following conditions are satisfied: (a) the passage of the dates December 31, 2003, June 30, 2004 and December 31, 2004, regardless of whether the Borrower has timely made the payments due to the Administrative Agent under the Credit Agreement thereon; (b) the payment by the Obligors of all amounts owed to GOF and any other holders of Senior Subordinated Notes hereunder and under the Senior Subordinated Notes (including any and all costs and expenses), to the reasonable satisfaction of GOF, or, if GOF shall have assigned all of its interest in the Senior Subordinated Note, to the reasonable satisfaction of the holders of a majority of the principal amount outstanding under all Senior Subordinated Notes immediately prior to such payment; and (c) the termination of the Letter of Credit.

           "Transferred Assets" has the meaning set forth in the definition of Qualified Securitization Transaction.

           "United States" and "U.S." each means United States of America.

           "Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such pursuant to Section 6.01(i). Any such designation may be revoked by a resolution of the Board of Directors of the Borrower delivered to each of the holders of Senior Subordinated Notes, subject to Section 6.01(i).

           "Unutilized Net Cash Proceeds" has the meaning set forth in Section 6.01(d)(iii).

           "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

           "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

           "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Borrower and/or one or more Wholly Owned Restricted Subsidiaries.

           Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

           Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP").

           Section 1.04. References to Credit Agreement. Wherever this Agreement defines a term by reference to the Credit Agreement, such term shall have the definition ascribed to it in the Credit Agreement, and, in the event the Credit Agreement is terminated, or amended, modified or restated to remove the definition of such term, then the term so defined shall have the meaning ascribed thereto in the version of the Credit Agreement existing immediately prior to such termination, amendment, modification or restatement.

                                  ARTICLE II
               AMOUNT AND TERMS OF THE SENIOR SUBORDINATED NOTE

           Section 2.01. Initial Issuance of Senior Subordinated Note; Aggregate Principal Amount. Simultaneously with the execution and delivery of this Agreement, the Borrower is issuing and delivering to GOF a note in substantially the form of Exhibit E hereto (the "Senior Subordinated Note", and, together with any additional Senior Subordinated Notes issued pursuant to
Section 9.06(d), if any, the "Senior Subordinated Notes") with a principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000.00); provided, however, that in accordance with Section 2.03 and the terms of the Senior Subordinated Note, the Borrower shall only be required to pay such amount thereof as equals the sum of each drawing under the Letter of Credit by the Administrative Agent (each such drawing being referred to herein as a "Borrowing"), plus accrued interest and any other costs and expenses due hereunder or under the Senior Subordinated Notes.

           Section 2.02. Interest.

           (a) Interest. The Borrower shall pay to GOF and its assigns interest on the amount of each Borrowing from the date thereof, semi-annually in arrears on January 1 and July 1 of each year, at a rate of 10% per annum, subject to adjustment pursuant to Section 2.02(b).

           (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the aggregate unpaid principal amount of the Borrowings at the rate per annum set forth in Section 2.02(a) plus 2% on demand. The Borrower shall, to the extent lawful, pay interest on overdue interest at the rate of 12% per annum.

           (c) Computations. All computations of interest shall be made on the basis of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

           Section 2.03.  Repayment.

           (a) Repayment on Maturity. Subject to Article VIII, on the Maturity Date, the Borrower shall be liable to pay to GOF and its assigns in US Dollars an amount equal to the sum of each Borrowing, together with all accrued and unpaid interest and any other amounts then owing to GOF and its assigns in respect thereof (including for costs and expenses).

           (b) Mandatory Prepayment. Subject to Article VIII and the terms and provisions of the Credit Agreement, within 1 Business Day of the consummation of a Change of

Control transaction, the Borrower shall prepay in US Dollars the aggregate principal amount of all Borrowings, together with all accrued and unpaid interest outstanding under the Senior Subordinated Notes, together with all other amounts then owing to GOF and its assigns in respect thereof (including for costs and expenses).

           (c) Optional Prepayment. Subject to Article VIII and the terms and provisions of the Credit Agreement, the Borrower may, at its option, prepay its obligations under this Agreement and the Senior Subordinated Notes in whole or in part at any time, without penalty, upon 3 Business Days prior notice to the holders of the Senior Subordinated Notes; provided that all accrued and unpaid interest and any costs or expenses owing to GOF and its assigns in respect of the prepaid amount shall be simultaneously paid.

           Section 2.04. Proceeds of Letter of Credit. The Borrower shall have no direct access to the proceeds of drawings under the Letter of Credit, and such proceeds shall be received directly by the Administrative Agent and applied in accordance with the Credit Agreement.

           Section 2.05.  Taxes.

           (a) Any and all payments by the Obligors hereunder or under the Senior Subordinated Notes shall be made, or applied in accordance with Section 2.03, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto ("Taxes") excluding Taxes based on the net income of a Person. Notwithstanding the foregoing, if the Obligors shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Senior Subordinated Notes, (i) the sum payable, or applied in accordance with Section 2.03, shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.05), GOF receives or is entitled to receive or have applied under Section 2.03 an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions and (iii) the Obligors shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

           (b) In addition, the Obligors shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Senior Subordinated Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Senior Subordinated Notes (hereinafter referred to as "Other Taxes").

           (c) The Obligors shall indemnify GOF and any other holders of Senior Subordinated Notes for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.05) imposed on or paid by GOF and such other holders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Any indemnification payment shall be made within 30 days from the date GOF or such other holders make written demand therefor.

           (d) Within 30 days after the date of any payment of Taxes and Other Taxes, the Obligors shall furnish GOF and any other holders of Senior Subordinated Notes the original or a certified copy of a receipt evidencing payment thereof.

           Section 2.06. Increased Costs. If, due to either (i) the introduction of or any change after the date hereof, in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request introduced after the date hereof, from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to GOF and any other holders of Senior Subordinated Notes of making or keeping the Letter of Credit available or carrying the Senior Subordinated Notes (excluding for purposes of this Section
2.06 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.05 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States), then the Borrower shall from time to time, upon demand by GOF or such other holders, pay to GOF and such other holders additional amounts sufficient to compensate GOF and any such other holders for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by GOF or any such other holder, shall be conclusive and binding for all purposes, absent manifest error.

                                  ARTICLE III
                                   GUARANTEE

           Section 3.01.  Unconditional Guarantee.

           (a) Each Guarantor hereby unconditionally, jointly and severally, guarantees (each, a "Guarantee") to GOF and any other holders of Senior Subordinated Notes that the principal of, interest on and all other amounts owing in respect of the Senior Subordinated Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on any overdue interest on the Senior Subordinated to the extent lawful, and all other obligations of the Borrower to GOF and its successors and assigns under the Senior Subordinated Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof (all of the foregoing being hereinafter called the "Guarantee Obligations"); subject, however, to the limitations set forth in Section 3.04. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Senior Subordinated Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by GOF or its successors or assigns with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations continued in the Senior Subordinated Notes, this Agreement, and this Guarantee. If GOF or its successors or assigns is required by any court or otherwise to return to the Borrower, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Borrower or any Guarantor, any amount paid by the Borrower or any Guarantor to GOF or such successor or assign, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and GOF and its successors and assigns, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII for the purpose of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VII, such obligations (whether or not due and payable) shall become due and payable by each Guarantor for the purpose of this Guarantee.

           Each Guarantor further agrees that the Guarantee Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this
Article III notwithstanding any extension or renewal of any Guarantee
Obligation.

           (b) Each Guarantor waives notice of any default under the Senior Subordinated Notes or the Guarantee Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) any extension or renewal of any thereof; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Senior Subordinated Notes or any other agreement; (iii) the release of any security held by any holder of Senior Subordinated Notes for the Guarantee Obligations or any of them; (iv) the failure of any holder of Senior Subordinated Notes to exercise any right or remedy against any other guarantor of the Guarantee Obligations; or (v) except as set forth in Section 3.03, any change in ownership of such Guarantor.

           (c) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder of Senior Subordinated Notes to any security held for payment of the Guarantee Obligations.

           (d) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantee Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantee Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder of Senior Subordinated Notes to assert any claim or demand or to enforce any remedy under this Agreement, the Senior Subordinated Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guarantee Obligations, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

           (e) In furtherance of the foregoing and not in limitation of any other right that any holder of Senior Subordinated Notes has at law or at equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay the principal of or interest on any Guarantee Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guarantee Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by GOF, forthwith pay, or cause to be paid, in cash, to the holders of Senior Subordinated Notes Holders an amount equal to the sum of (i) the unpaid amount of such Guarantee Obligations, (ii) accrued and unpaid interest on such Guarantee Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guarantee Obligations of the Borrower to the holders of the Senior Subordinated Notes.

           Section 3.02. Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           Section 3.03. Release of a Guarantor. If the Senior Subordinated Notes are defeased in accordance with the terms of this Agreement, or if
Section 6.02(b) is complied with, or if, subject to the requirements of
Section 6.02(a), all or substantially all of the assets of any Guarantor or all of the Equity Interests of any Guarantor are sold (including by issuance or otherwise) by the Borrower in a transaction constituting an Asset Sale and
(x) the Net Cash Proceeds from such Asset Sale are used in accordance with
Section 6.01(d) or (y) the Borrower delivers to each holder of Senior Subordinated Notes an Officer's Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with Section 6.01(d) and within the time limits specified by Section 6.01(d), then each Guarantor (in the case of defeasance) or such Guarantor (in the case of compliance with Section 6.02(b) or in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged from all obligations under this Article III without any further action required on the part of GOF or its successors or assigns. GOF or its successors or assigns shall, at the sole cost and expense of the Borrower and upon receipt at the reasonable request of GOF of an Opinion of Counsel that the provisions of this
Section 3.03 have been complied with, deliver an appropriate instrument evidencing such release upon receipt of a request by the Borrower accompanied by an Officer's Certificate certifying as to the compliance with this Section
3.03. Any Guarantor not so released remains liable for the full amount of principal of and interest on the Senior Subordinated Notes and the other obligations of the Borrower hereunder as provided in this Article III.

           Section 3.04. Limitation of a Guarantor's Liability. Each Guarantor, and by its acceptance hereof GOF, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of title 11 of the United States Code, as amended, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. Federal or state or other applicable law. To effectuate the foregoing intention, GOF and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under its Guarantee shall be listed to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Senior Indebtedness Incurred after the Effective Date) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 3.05, result in the obligations of such Guarantor under its Guarantee not constituting such a fraudulent transfer or conveyance under Federal or state law.

           Section 3.05. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under the Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount, based on the net assets of each Guarantor (including the Funding Guarantor), determined in accordance with GAAP, subject to Section 3.04, for all payments, damages and expenses incurred by such Funding Guarantor in discharging the Borrower's obligations with respect to the Senior Subordinated Notes or any other Guarantor's obligations with respect to the Guarantee.

           Section 3.06. Subordination of Subrogation and Other Rights. Each Guarantor hereby agrees that any claim against the Borrower that arises from the payment, performance or enforcement of such Guarantor's obligations under its Guarantee or this Agreement, including, without limitation, any right of subrogation, shall be subject and subordinate to, and no payment with respect to any such claim of such Guarantor shall be made before, the payment in full in cash of the outstanding Senior Subordinated Notes in accordance with the provisions provided therefor in this Agreement.

           Section 3.07. Guarantee Obligations Subordinated to Guarantor Senior Indebtedness. Each Guarantor covenants and agrees, and GOF by his acceptance thereof likewise covenants and agrees, that the Guarantee of such Guarantor shall be issued subject to the provisions of this Article III; and each person holding any Senior Subordinated Note, whether GOF upon original issue to or upon transfer, assignment or exchange thereof, accepts and agrees that all payments of the principal of and interest on the Senior Subordinated Notes, and all other amounts payable under this Agreement, pursuant to the Guarantee made by or on behalf of any Guarantor shall, to the extent and in the manner set forth in this Article III, be subordinated and junior in right of payment to the prior payment in full in cash of all amounts payable under Guarantor Senior Indebtedness of such Guarantor.

           Section  3.08.  No Payment  on  Guarantees  in Certain
Circumstances.

           (a) No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities but including any payment constituting any distribution in respect of any other Indebtedness that is subordinated to the Guarantees) by or on behalf of any Guarantor of principal of or interest on the Senior Subordinated Notes pursuant to such Guarantor's Guarantee, whether pursuant to the terms of the Senior Subordinated Note, upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Guarantor Senior Indebtedness of such Guarantor, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Guarantor Senior Indebtedness. In addition, during the continuance of any nonpayment event of default with respect to any Designated Guarantor Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (the "Guarantor Payment Blockage Notice") from the holder or holders of such Designated Guarantor Senior Indebtedness or the trustee or agent acting on behalf of such Designated Guarantor Senior Indebtedness, then, unless and until such nonpayment event of default has been cured or waived or has ceased to exist or such Designated Guarantor Senior Indebtedness has been discharged or paid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Guarantor Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities) shall be made by or on behalf of such Guarantor of principal or interest on the Senior Subordinated Notes during a period (a "Guarantor Blockage Period") commencing on the date of receipt of such notice by GOF and its successors and assigns and ending 179 days thereafter; provided however, that so long as any Indebtedness remains outstanding under the Credit Agreement or any replacement, renewal, refinancing or extension thereof, no Guarantor Payment Blockage Notice may be initiated to block payment of principal or interest on the Senior Subordinated Notes pursuant to the terms of this Section 3.08(a) except by the Administrative Agent (or similar authorized party) under the Credit Agreement or any replacement, renewal, refinancing or extension thereof.

           (b) Notwithstanding anything herein or in the Senior Subordinated Notes to the contrary, (x) in no event shall a Guarantor Blockage Period extend beyond 179 days from the date the Guarantor Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360 day period when no Guarantor Blockage Period is in effect and (z) not more than one Guarantor Blockage Period may be commenced with respect to any Guarantor during any period of 360 consecutive days. No nonpayment event of default that existed or was continuing on the date of commencement of any Guarantor Blockage Period with respect to the Designated Guarantor Senior Indebtedness initiating such Guarantor Blockage Period (to the extent the holder of Designated Guarantor Senior Indebtedness, or trustee or agent, giving notice commencing such Guarantor Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Guarantor Blockage Period by the holder or holders of such Designated Guarantor Senior Indebtedness or the trustee or agent acting on behalf of such Designated Guarantor Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such nonpayment event of default has been cured or waived for a period of not less than 90 consecutive days.

           (c) In the event that, notwithstanding the foregoing, any payment shall be made directly to the holders of Senior Subordinated Notes when such payment is prohibited by Section 3.08(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered by the recipient thereof (if notice of the conditions prohibiting such payment under Section 3.08(a) has been received by the holders of Senior Subordinated Notes) to the holders of such Designated Guarantor Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the holders of Senior Subordinated Notes to the holders of such Designated Guarantor Senior Indebtedness that such prohibited payment has been made, the holders of such Designated Guarantor Senior Indebtedness (or their representative or representatives or a trustee or trustees) notify the holders of Senior Subordinated Notes in writing of the amounts then due and owing on such Designated Guarantor Senior Indebtedness, if any, and only the amounts specified in such notice to the holders of Senior Subordinated Notes shall be paid to the holders of such Designated Guarantor Senior Indebtedness.

           Section 3.09   Payment Over Proceeds upon Dissolution, Etc.

           (a) Upon any payment or distribution of assets or securities of any Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding up or total liquidation or reorganization of such Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Guarantor Senior Indebtedness of such Guarantor shall first be paid in full in cash before the holders of Senior Subordinated Notes shall be entitled to receive any payment by such Guarantor of the principal of or interest on the Senior Subordinated Notes pursuant to such Guarantor's Guarantee, or any payment to acquire any of the Senior Subordinated Notes for cash, property or securities, or any distribution with respect to the Senior Subordinated Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities). Before any payment may be made by, or on behalf of, any Guarantor of the principal of or interest on the Senior Subordinated Notes upon any such dissolution or winding up or total liquidation or reorganization, any payment or distribution of assets or securities of such Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), to which GOF or its successors or assigns would be entitled in respect of the Senior Subordinated Notes, but for the subordination provisions of this Agreement, shall be made by such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Guarantor Senior Indebtedness of such Guarantor (pro rata to such holders on the basis of the respective amounts of such Guarantor Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Guarantor Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Senior Indebtedness.

           (b) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of any Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), shall be made directly to holders of the Senior Subordinated Notes at a time when such payment or distribution is prohibited by Section 3.09(a) and before all obligations in respect of the Guarantor Senior Indebtedness of such Guarantor are paid in full in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered by the recipient thereof (if notice of the conditions prohibiting such payment under Section 3.09(a) has been received thereby) to, the holders of such Guarantor Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of such Guarantor Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees or agent or agents under any indenture pursuant to which any of such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of such Guarantor Senior Indebtedness remaining unpaid until all such Guarantor Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Senior Indebtedness.

           (c) The consolidation of any Guarantor with, or the merger of any Guarantor with or into, another corporation or the liquidation or dissolution of any Guarantor following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Section 6.02 shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section 3.09 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 6.02.

           Section 3.10   Subrogation.

           (a) Upon the payment in full in cash of all Guarantor Senior Indebtedness of a Guarantor, or provision for payment, GOF and its successors or assigns shall be subrogated to the rights of the holders of such Guarantor Senior Indebtedness to receive payments or distributions of cash, property or securities of such Guarantor made on such Guarantor Senior Indebtedness until the principal of and interest on the Senior Subordinated Notes shall be paid in full in cash; and, for the purposes of such subrogation, no payments or distributions to the holders of such Guarantor Senior Indebtedness of any cash, property or securities to which GOF and its successors and assigns would be entitled except for the provisions of this Article III, and no payment over pursuant to the provisions of this Article III to the holders of such Guarantor Senior Indebtedness by GOF and its successors and assigns, as between such Guarantor, its creditors other than holders of such Guarantor Senior Indebtedness, and GOF and its successors and assigns, be deemed to be a payment by such Guarantor to or on account of such Guarantor Senior Indebtedness. It is understood that the provisions of this Article III are and are intended solely for the purpose of defining the relative rights of the holders of the Senior Subordinated Notes solely in their capacity as such, on the one hand, and the holders of Guarantor Senior Indebtedness of each Guarantor, on the other hand.

           (b) If any payment or distribution to which the GOF or its successors or assigns would otherwise have been entitled but for the provisions of this Article III shall have been applied, pursuant to the provisions of this Article III, to the payment of all amounts payable under Guarantor Senior Indebtedness, then and in such case, GOF and it successors or assigns shall be entitled to receive from the holders of such Guarantor Senior Indebtedness any payments or distributions received by such holders of Guarantor Senior Indebtedness in excess of the amount required to make payment in full in cash of such Guarantor Senior Indebtedness.

            Section 3.11  Obligations of Guarantors Unconditional.

           (a) Nothing contained in this Article III or elsewhere in this Agreement or in the Senior Subordinated Notes or the Guarantees is intended to or shall impair, as among each of the Guarantors and GOF or its successors and assigns, the obligation of each Guarantor, which is absolute and unconditional, to pay to GOF and/or its successors and assigns the principal of, interest on the Senior Subordinated Notes as and when the same shall become due and payable in accordance with the terms of the Guarantee of such Guarantor, or is intended to or shall affect the relative rights of GOF and/or its successors and assigns and creditors of any Guarantor other than the holders of Guarantor Senior Indebtedness of such Guarantor, nor shall anything herein or therein prevent GOF and/or its successors and assigns from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article III of the holders of Guarantor Senior Indebtedness in respect of cash, property or securities of any Guarantor received upon the exercise of any such remedy.

           (b) Without limiting the generality of the foregoing, nothing contained in this Article III shall restrict the right of GOF or its successors or assigns to take any action to declare the Senior Subordinated Notes to be due and payable prior to its stated maturity pursuant to Sections
7.01 and 7.02 or to pursue any rights or remedies hereunder; provided, however, that all Guarantor Senior Indebtedness of any Guarantor then due and payable shall first be paid in full before GOF and/or its successors and assigns are entitled to receive any direct or indirect payment from such Guarantor of principal of, interest on the Senior Subordinated Notes pursuant to such Guarantor's Guarantee.

           Section 3.12 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of a Guarantor referred to in this Article III, GOF and/or its successors or assigns shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to GOF and/or its successors or assigns for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Guarantor Senior Indebtedness of such Guarantor and other indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article III.

           Section 3.13 Subordination Rights Not Impaired by Acts or Omissions of the Guarantors or Holders of Guarantee Senior Indebtedness. No right of any present or future holders of any Guarantor Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Guarantor with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Article III are intended to be for the benefit of, and shall be enforceable directly by, the holders of Guarantor Senior Indebtedness.

           Section 3.14 This Article Not to Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Senior Subordinated Notes by reason of any provision of this Article III shall not be construed as preventing the occurrence of an Event of Default specified in clauses (a), (b) or (c) of Section 7.01.

           Section 3.15 No Waiver of Guarantee Subordination Provisions. Without in any way limiting the generality of Section 3.13, the holders of Guarantor Senior Indebtedness may, at any time and from time to time, without the consent of or notice to GOF and/or its successors or assigns, without incurring responsibility to GOF and/or its successors or assigns and without impairing or releasing the subordination provided in this Article III or the obligations hereunder of GOF and/or its successors and assigns to the holders of Guarantor Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Guarantor Senior Indebtedness or any instrument evidencing the same or any agreement under which Guarantor Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Guarantor Senior Indebtedness; (c) release any Person liable in any manner for the collection of Guarantor Senior Indebtedness; and (d) exercise or refrain from exercising any rights against any Guarantor and any other Person.

           Section 3.16 Payments May be Paid Prior to Dissolution. Nothing contained in this Article III or elsewhere in this Agreement shall prevent a Guarantor, except under the conditions described in Section 3.08, from making payments of principal of and interest on the Senior Subordinated Notes unless at least two Business Days prior to the date upon which such payment becomes due and payable, the Borrower and such Guarantor shall have received the written notice provided for in Section 3.08(b). The Guarantors shall give prompt written notice to GOF and/or its successors and assigns of any dissolution, winding up, liquidation or reorganization of such Guarantor.

                                  ARTICLE IV
                             CONDITIONS PRECEDENT

           Section 4.01. Conditions Precedent. The obligation of GOF to cause the Letter of Credit to be issued is subject to the satisfaction of the following conditions precedent, each to the reasonable satisfaction of GOF, or the waiver thereof by GOF in its sole discretion:

           (a) Borrower's Certificate of Incorporation. The Certificate Incorporation shall have been filed with the Secretary of State of the State of Delaware and, in any event, shall have been amended to satisfy the requirements of the Plan and the Bankruptcy Code, including, without limitation, to contain the following terms and provisions, each to the reasonable satisfaction of GOF:

                (i) The Borrower's authorized Capital Stock, and the designated shares in each class or series of Capital Stock, shall be limited to such number of shares as is necessary for the issuances contemplated by the Plan, including conversion or exercise of all convertible or exercisable securities to be issued thereunder, including applicable anti-dilution protection;

                (ii) The stockholders of the Borrower shall be authorized to take action by written consent in lieu of a meeting thereof;

                (iii)The  Borrower's  Board of Directors  shall not
                     be classified;

                (iv) The provisions of the Borrower's certificate of
                     incorporation as of May 11, 2002 that require an affirmative vote of 80% of the voting Capital Stock for the taking of certain actions shall be amended to provide that such actions may be taken with the affirmative vote of 50% of the voting Capital Stock; and

                (v) The issuance of non-voting capital equity securities shall be prohibited, but only to the extent required by
                     Section 1123(a)(6) of the Bankruptcy Code.

           (b) Borrower's Bylaws. The Bylaws shall have been adopted by the Borrower, and, in any event, shall have been amended to satisfy the requirements of the Plan and the Bankruptcy Code, including, without limitation, to contain the following terms and provisions, each to the reasonable satisfaction of GOF:

                (i) Shareholders holding a minimum of 25% of the Borrower's Common Stock shall be authorized to call special meetings of the shareholders;

                (ii) The notice requirements for shareholders to place matters on the ballot for consideration at annual and special meetings shall not be unduly prohibitive and, in any event, shall be to GOF's reasonable satisfaction;

               (iii) Shareholders shall be authorized to take action by
                     written consent in lieu of a meeting thereof; and

               (iv) The Borrower's officers shall be prohibited from exercising voting rights of any securities held by the Borrower without express authorization from the Borrower's Board of Directors.

           (c) Organizational Documents of Debtor Subsidiaries. The certificate or articles of incorporation and by-laws of each Debtor Subsidiary shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by
Section 1123(a)(6) of the Bankruptcy Code.

           (d) Organization Documents of Subsidiaries and Certain Affiliates. In addition to the requirements of Section 4.01(c) above, the Organizational Documents of the Borrower's Subsidiaries and Affiliates (excluding GOF) shall, to the reasonable satisfaction of GOF:

                (i) prohibit their respective officers from exercising voting rights of any securities by such Subsidiaries and Affiliates without express authorization from such Subsidiary's or Affiliate's Board of Directors or other applicable governing body; and

               (ii) provide that the shareholders, members, partners or other equity holders, as the case may be, of such Subsidiary or Affiliate shall be permitted to remove as of the Effective Date, at any time and from time to time thereafter, any director, manager, managing partner or person of equivalent authority, with or without cause at any time, through action by a majority in interest of such shareholders, members, partners or other equity holders (which action may, at the option thereof and to the extent permissible by law, be taken in writing or pursuant to a meeting thereof).

           (e) Shareholder Rights Plan. The Shareholder Rights Plan shall have been rejected by the Bankruptcy Court and terminated.

           (f) Shareholders Agreement. The Shareholders Agreement shall have been executed and delivered by each of the parties thereto.

           (g) Documents to be Delivered. GOF shall have received the following documents, each dated the Effective Date (unless otherwise provided herein or unless previously provided in accordance with this Section 4.01), in form and substance satisfactory to GOF:

                (i) The Senior Subordinated Note to the order of GOF in the amount of $25,000,000.00, subject to the terms hereof and thereof;

                (ii) Certified copies of all documents and instruments,
                     including all authorizations, consents and approvals of, evidence of all other actions by, and notices and filings with, all governmental authorities and regulatory bodies or other Persons to whom the Obligors have contractual obligations as shall be required for the execution, delivery and performance of this Agreement by the Obligors, including those consents and approvals required by Section 4.01(i);

                (iii)An Officer's Certificate (the statements made in which certificate shall be true on and as of the Effective
                     Date), of each Obligor certifying as to: (A) the truth of the representations and warranties made by such Obligor in this

                     Agreement immediately before and immediately after giving effect to the execution and delivery hereof and the issuance of the Senior Subordinated Note; and (B) the satisfaction, as of the Effective Date, of all conditions precedent set forth in this Section 4.01 that are to be performed or satisfied by such Obligor; provided that the Borrower's Officer's Certificate shall certify the satisfaction of all conditions precedent set forth in this Section 4.01;

                (iv) A signed copy of a certificate of the Secretary or an
                     Assistant Secretary or other appropriate officer of the Borrower certifying (A) as to true and complete copies of the Certificate of Incorporation and Bylaws and the Organizational Documents of each of the Borrower's Subsidiaries as in effect on the Effective Date and the absence of any amendments to the charter or by-laws since such dates; and (B) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, and the other documents to be delivered hereunder; and

                (v) A signed copy of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or manager of each Obligor (other than the Borrower) certifying (A) as to true and complete copies of the Organizational Documents of such Obligor as in effect on the Effective Date and the absence of any amendments to the charter or by-laws since such dates; and (B) the names and true signatures of the officers of such Obligor authorized to sign this Agreement, and the other documents to be delivered hereunder.

           (h) Environmental Due Diligence. GOF shall not have given the Borrower written notice that GOF, in its sole discretion, has determined that the results of its environmental diligence review were not reasonably satisfactory.

           (i) Consents and Approvals. The Borrower, its Debtor Subsidiaries and the other Obligors, if any, shall have obtained all governmental consents and made all governmental filings required or reasonably advisable in connection with the transactions contemplated by the Plan (including without limitation, any consents and filings required or reasonably advisable pursuant to the Hart-Scott-Rodino Antitrust Act (the "HSR Act"), any applicable foreign antitrust law or regulation, and the New Jersey Industrial Site Recovery Act) prior to the applicable deadlines, filing periods or other timeframes associated with such consents and filings, and the applicable waiting period under the HSR Act or any applicable foreign antitrust law or regulation, if any, shall have expired or been terminated.

           (j) Credit Agreement. The closing of the Credit Agreement shall have occurred, or shall occur substantially simultaneously with the execution and delivery hereof.

           (k) New Investment. The closing of the New Investment shall have occurred, or shall occur substantially simultaneously with the execution and delivery hereof.

           (l) Management Letters. On or before the Confirmation Date, Jerry Zucker and James Boyd shall have executed and delivered a letter in the form of Exhibit L and Exhibit M, respectively, to the Disclosure Statement, unless this condition is waived in writing by GOF.

           (m) Compliance with Plan. The Borrower and its Debtor Subsidiaries shall be in compliance with the material terms and provisions of the Plan immediately prior to the execution and delivery of this Agreement.

           (n) Additional Information and Documents. Each Obligor shall have provided GOF with such additional information and shall have executed and delivered such additional documents as may be reasonably requested by GOF.

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

           Section 5.01. Representations and Warranties of the Borrower. The Borrower and each Obligor hereby jointly and severally represents and warrants to GOF as of the Effective Date as follows:

           (a) Corporate Existence. The Borrower and each of its Subsidiaries
(a) is a corporation, partnership, limited liability company, or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

           (b) Financial Condition. The Borrower has heretofore furnished to GOF the following financial statements: (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries and the related audited consolidated statements of operations, shareholders' equity (deficit) and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 29, 2001, reported on by Ernst & Young LLP; (ii) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries and the related unaudited consolidated statements of operations, shareholders' equity (deficit) and cash flows of the Borrower and its consolidated Subsidiaries for the nine-month period ended September 28, 2002; and (iii) pro forma consolidated balance sheets of the Borrower and its consolidated

Subsidiaries, and related consolidated statements of shareholders' equity (deficit) as at December 28, 2002, which balance sheets and statements reflect the consummation of the Plan as if the same had been consummated on said date.

      All such financial statements fairly present the respective actual or pro forma financial condition, as applicable, of the Borrower and its consolidated Subsidiaries as at the respective dates, and the respective actual results of operations for the respective periods ended on said respective dates, all in accordance with GAAP and practices applied on a consistent basis; provided that, as to projections, the Borrower and its consolidated Subsidiaries represent only that such projections have been prepared in good faith based on estimates and assumptions believed by the Borrower and its consolidated subsidiaries to be reasonable as of the date such projections were prepared. None of the Borrower or any of its Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for Taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said respective balance sheets as at said respective dates. Since September 28, 2002, there has been no material adverse change in the financial condition, operation, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole from that set forth in the respective financial statements as at such date.

           (c) Litigation. Except as set forth in Schedule 5.01(c) hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Obligor) threatened against the Borrower or any of the Borrower's Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

           (d) No Breach. None of the execution and delivery of this Agreement and the Senior Subordinated Note, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the Organizational Documents of the Borrower, any other Obligor or any of the Borrower's other Subsidiaries, if any, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement or instrument to which the Borrower, any other Obligor or any of the Borrower's other Subsidiaries, if any, is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of the Borrower, any other Obligor, or any of the Borrower's other Subsidiaries, if any, pursuant to the terms of any such agreement or instrument.

           (e) Action. Each Obligor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the Senior Subordinated Note, as the case may be; the execution, delivery and performance by each Obligor of this Agreement and the Senior Subordinated Note, as the case may be, has been duly authorized by all necessary corporate or other action on the part of each Obligor (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and the Senior Subordinated Note, as the case may be, constitutes, its legal, valid and binding obligation, enforceable against each Obligor in accordance with the terms hereof and thereof, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (f) Approvals. No authorizations, approvals (other than the approval of the Bankruptcy Court, which has previously been obtained) or consents of (including any exchange control approval), and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by each Obligor of this Agreement or by the Borrower of the Senior Subordinated Note or for the legality, validity or enforceability hereof or thereof.

           (g) Use of Credit. None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of the applicable provisions of Regulations U and X.

           (h) ERISA. Each ERISA Plan, and, to the knowledge of each Obligor, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and any other Federal or state law, and no event or condition has occurred and is continuing as to which any Obligor would be under an obligation to furnish a report to GOF under Section 6.01(a) hereof.

           (i) Taxes. The Borrower and its Subsidiaries (other than their respective Foreign Subsidiaries) are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the "common parent" (within the meaning of Section 1504 of the Internal Revenue Code) of such group. There is no tax sharing, tax allocation or similar agreement currently in effect providing for the manner in which tax payments owing by the members of such affiliated group (whether in respect of Federal, state or foreign income or other Taxes) are allocated among the members of the group. The Borrower and its Subsidiaries have filed (either directly, or indirectly through the Borrower) all United States Federal, and all foreign, income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through the Borrower) all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and the Borrower's Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of the Borrower, adequate.

           (j) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

           (k) Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           (l) Material Agreements and Liens.

                (i) Indebtedness. Part A of Schedule 4.01(l) hereto is a complete and correct list, as of the date of this Agreement (and after giving effect to the transactions contemplated to occur on the Effective Date), of each credit agreement, loan agreement, indenture, purchase agreement, lease, guarantee, letter of credit or other arrangement (excluding this Agreement) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower and its Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) U.S. $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 4.01(l).

                (ii) Liens. Part B of Schedule 4.01(l) hereto is a complete and correct list, as of the date of this Agreement (and after giving effect to the transactions contemplated to occur on the Effective Date), of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) U.S. $100,000 and covering any Property of the Borrower or its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 4.01(l).

           (m) Environmental Matters. The Borrower and each of its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and the Borrower and each of its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect.

           In addition, except as set forth in Schedule 4.01(m) hereto:

                (i) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries which alleged failure, generation, treatment, storage, recycling, transportation, discharge or disposal or Release would have a Material Adverse Effect.

                (ii) No Treatment Facilities or Releases. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect: (A) neither the Borrower nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute;
                     (B) no polychlorinated biphenyls (PCB's) is or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries; (C) no asbestos or asbestos-containing materials is or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries; (D) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries; (E) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and (F) no Hazardous Materials have been otherwise Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries.

                (iii)No Hazardous Material Transported to NPL Sites. Neither
                     the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5 ("CERCLIS"), or on any similar state, local or foreign list or that is the subject of Federal, state, local or foreign enforcement actions or other investigations that may lead to Environmental Claims against the Borrower or any of its Subsidiaries, in each case to the extent such Environmental Claims could reasonably be expected to have a Material Adverse Effect.

                (iv) No Notifications or Listings. No oral or written
                     notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state or foreign list of sites requiring investigation or clean-up.

                (v) No Liens or Restrictions. No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries, and neither the Borrower nor any of its Subsidiaries has received any notification (or otherwise has any knowledge) of any government action that has been taken or is in process that could subject any such site or facility to such Liens, and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

                (vi) Full Disclosure. There have been no so-called "Phase I"
                     or "Phase II" environmental investigations or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which have not been made available to GOF.

           (n)  Capitalization.

                (i) Outstanding Equity. The authorized Capital Stock of the Borrower and each of the Subsidiaries will consist as of the Effective Date, after giving effect to the transactions contemplated to occur on or before the Effective Date, of the aggregate number of shares of common and preferred stock, having the respective par values and series, in each case as listed in Schedule 4.01(n) hereto. On the Effective Date, after giving effect to the transactions contemplated to occur on or before the Effective Date, the number of shares of common stock and each series of preferred stock of the Borrower and each of its Subsidiaries will be duly and validly issued and outstanding as listed in said Schedule 4.01(n) and will be owned beneficially and of record by the Persons as listed in said Schedule 4.01(n).

                (ii) Outstanding Equity Rights. As of the Effective Date,
                     after giving effect to the transactions contemplated to occur on or before the Effective Date, except as set forth in Schedule 4.01(n) hereto, (A) there will be no outstanding Equity Rights with respect to the Borrower or any of its Subsidiaries and (B) there will be no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Capital Stock of the Borrower or any of its Subsidiaries nor will there be any outstanding obligations of the Borrower any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

           (o) Subsidiaries and Investments.

                (i) Subsidiaries. Set forth in Part A of Schedule 4.01(o) hereto is a complete and correct list of all of the Borrower's Subsidiaries as of the Effective Date after giving effect to the transactions contemplated to occur on or before the Effective Date, together with, for each such Subsidiary, (A) the jurisdiction of organization of such Subsidiary, (B) each Person holding ownership interests in such Subsidiary and (C) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule 4.01(o) hereto, (x) the Borrower and its Subsidiaries own, or will own on the Effective Date, free and clear of Liens, and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by them in Part A of Schedule 4.01(o) hereto, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) (except as disclosed in Schedule 4.01) there are no outstanding Equity Rights with respect to such Person.

                (ii) Investments. Set forth in Part B of Schedule 4.01(o)
                     hereto is a complete and correct list of all Investments (other than Investments disclosed in Part A of said
                     Schedule 4.01(o) hereto and Permitted Investments) held by the Borrower and its Subsidiaries in any Person on the date hereof, or that will be held on the Effective Date after giving effect to the transactions contemplated to occur on or before the Effective Date, and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule
                     4.01 hereto, the Borrower and each of its Subsidiaries owns, or will own, free and clear of all Liens, all such Investments.

               (iii) Absence of Certain Restrictions. Except as provided for in the Intercompany Notes Agreements (as defined in the Credit Agreement), neither the Borrower nor any of its Subsidiaries is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.16(e) of the Credit Agreement.

           (p) Title to Assets. The Borrower and each of its Subsidiaries on the Effective Date will own and have good and marketable title (subject only to Permitted Liens) to the material Properties shown to be owned in the most recent financial statements referred to in Section 5.01(b)(iii) hereof (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 6.01(d) hereof or in accordance with the Plan). The Borrower and each of its Subsidiaries on the Effective Date will own (or have available for use under lease, license or other arrangements entered into with any other Person) good and marketable title to, and enjoy on the Effective Date, peaceful and undisturbed possession of, all Properties (subject only to Permitted Liens) that are necessary for the operation and conduct of their businesses.

           (q) True and Complete Disclosure. All written information furnished after the date hereof by the Obligors to GOF, in its capacity as a holder of the Senior Subordinated Note, in connection with this Agreement and the Senior Subordinated Note and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

           (s) Real Property. Set forth on Schedule 4.01(s) attached hereto is a list of all of the real property interests of the Borrower and its Subsidiaries on the Effective Date, after giving effect to the transactions contemplated to occur on or before the Effective Date, indicating in each case whether the respective Property is owned or leased, the identity of the owner or lessee and the location of the respective Property. All such leases necessary for the conduct of the business of the Borrower or its Subsidiaries are valid and subsisting and are in full force and effect, except for such failures to be valid, subsisting and in full force and effect as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, and each of the Borrower and its Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

           Section 5.02. Representations and Warranties of GOF. GOF hereby represents and warrants as of the Effective Date as follows:

           (a) Due Organization, Etc. GOF is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

           (b) Corporate Power, Etc. GOF has full power and authority to enter into, deliver and perform its obligations under this Agreement and the Senior Subordinated Note and to consummate each of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.

           (c) No Conflict. Neither the execution and delivery of this Agreement, nor the performance by GOF of its obligations hereunder, will conflict in any material respect with or result in a material breach of, or constitute a material default under, any applicable laws or any indenture, mortgage, deed of trust or other material instrument or agreement to which GOF is a party or is bound.

           (d) Approvals, Etc. No order, license, consent, authorization or approval of, or exemption by, or notice to or registration with, any Governmental Authority or regulatory body, and no filing, recording, publication or registration in any public office or any other place, is required in connection with the execution, delivery and performance by GOF of any this Agreement, or for the legality, validity, binding effect or enforceability hereof, except such orders, licenses, consents, authorizations and approvals as have been duly obtained or made and are in full force and effect, or will be obtained and made after the date hereof, as permitted by the applicable Governmental Authority or regulatory body.


                                  ARTICLE VI
                                   COVENANTS

           Section 6.01. General Covenants. The Borrower and the other Obligors, as the case may be, covenant and agree as follows:

           (a) Delivery of Information. The Obligors shall deliver to GOF (provided, however, that GOF may suspend delivery of any of the information set forth in the following clauses (i) through (xii), or any subset of such information, by delivering written notice to the Borrower, with such suspension to continue until GOF delivers written notice to the Borrower directing the resumption of the delivery thereof):

                (i) as soon as available and in any event within (x) 45 days after the end of each monthly accounting period for the fiscal year of the Borrower ending January 3, 2004 and (y) 30 days after the end of each monthly accounting period of each fiscal of the Borrower commencing with the fiscal year ending January 1, 2005 (unless such monthly accounting period ends on the end of a fiscal quarter or fiscal year, in which case the provisions of paragraph (ii) and (iii) below shall apply), consolidated statements of income, retained earnings and cash flows of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries, and, with respect to statements of income, Operating Divisions) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such period (and, separately stated, of the Borrower and its Restricted Subsidiaries, and, with respect to statements of income, Operating Divisions), setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries (or of the Borrower and its Restricted Subsidiaries and Operating Divisions, as the case may be), in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to the absence of footnote disclosures and to normal year-end audit adjustments);

                (ii) as soon as available and in any event within (x) 60 days after the end of each quarterly fiscal period for the fiscal year ending January 3, 2004 and (y) 45 days after the end of each quarterly fiscal period of each fiscal year of the Borrower commencing with the fiscal year ending January 1, 2005 (unless such quarterly fiscal period ends on the end of a fiscal year, in which case the provisions of paragraph (iii) below shall apply), consolidated statements of income, retained earnings and cash flows of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries, and, with respect to statements of income, Operating Divisions) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such period (and, separately stated, of the Borrower and its Restricted Subsidiaries, and, with respect to statements of in come, Operating Divisions), setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries (or of the Borrower, its Restricted Subsidiaries and Operating Divisions, as the case may be), in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to the absence of footnote disclosures and to normal year-end audit adjustments);

                (iii)as soon as available and in any event within (x) 120 days after the end of the fiscal year of the Borrower ending January 3, 2004 and
(y) 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending January 1, 2005, consolidated statements of income, retained earnings and cash flows of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries and Operating Divisions) for such fiscal year and the related consolidated balance sheets of the Borrower and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Restricted Subsidiaries and Operating Divisions) as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries (or of the Borrower and its Restricted Subsidiaries and Operating Divisions, as the case may be) as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied;

                (iv) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which any of the Borrower or its Subsidiaries shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                (v) promptly upon the mailing thereof to the holders of any publicly-traded debt or equity securities of any of the Borrower or its Subsidiaries, copies of all financial statements, certificates, reports, proxy statements and other notices or information so mailed;

                (vi) as soon as possible, and in any event within 10 days after any Obligor knows or has reason to believe that any of the events or conditions specified below with respect to any ERISA Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Obligor or its Subsidiary setting forth details respecting such event or condition and the action, if any, that the Obligors and their ERISA Affiliates propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition): (A) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to an ERISA Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Internal Revenue Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code); and any request for a waiver under Section 412(d) of the Internal Revenue Code for any ERISA Plan; (B) the distribution under
Section 4041 of ERISA of a notice of intent to terminate any ERISA Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any ERISA Plan; (C) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (D) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and (F) the adoption of an amendment to any ERISA Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would require security to be provided to the ERISA Plan in accordance with the provisions of said Sections;

                (vii)as soon as available and in any event within 30 days after the beginning of each fiscal year of the Borrower, (A) a projection (setting forth an itemization of the principal assumptions relating thereto) for such fiscal year of the Borrower of the anticipated income statement, cash flow statement and changes in financial position of the Borrower, and the related balance sheets and (B) promptly after any material change in such projections (either positive or negative) becomes known, notice of such change;

                (viii) promptly after any Obligor has reason to believe that any Default has occurred under this Agreement or the Senior Subordinated Notes, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such Obligor has taken or proposes to take with respect thereto;

                (ix) promptly after the Borrower has reason to believe that any default has occurred under the Credit Agreement, and in any event no later than notice thereof is delivered to the Administrative Agent, a notice of such default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto;

                (x) immediately after the Borrower or any of its Subsidiaries has reason to believe that it may not timely make any of the payments due under the Credit Agreement from the Borrower to the Administrative Agent on December 31, 2003, June 30, 2004 and December 31, 2004, a notice of such fact, describing the reason for such determination in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take to remedy such situation;

                (xi) immediately upon the addition of any guarantor under the Credit Agreement pursuant to Section 9.16(b) thereof or otherwise, notice of such addition, copies of the Guaranty Agreement executed by such additional guarantor and a statement of the basis for such addition;

                (xii) from time to time such other information regarding the financial condition, operations, business or prospects of the Borrower or any of its Subsidiaries (including, without limitation, any ERISA Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as GOF may reasonably request; and

                (xiii) the Borrower shall deliver to GOF, within 120 days after the close of each fiscal year a certificate signed by the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower has been made under the supervision of the signing officers with a view to determining whether a Default or Event of Default has occurred and whether or not the signers know of any Default or Event of Default by the Borrower that occurred during such fiscal year. If they do know of such a Default or Event of Default, the certificate shall describe all such Defaults or Events of Default, their status and the action the Borrower is taking or proposes to take with respect thereto. The first certificate to be delivered by the Borrower pursuant to this Section 6.01(a) shall be for the fiscal year ending January 3, 2004.

           (b) Transactions with Affiliates. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of the Borrower or any Restricted Subsidiary (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) (A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Borrower and an Affiliate of the Borrower having a Fair Market Value in excess of $25,000,000, such Affiliate Transaction is in writing and the Borrower delivers an Officer's Certificate to each holder of Senior Subordinated Notes certifying that such Affiliate Transaction (or series of Affiliate Transactions) complies with the foregoing provisions, (B) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Borrower and an Affiliate of the Borrower having a Fair Market Value in excess of $25,000,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Borrower shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions.

           Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Borrower and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Borrower or any Subsidiary as determined in good faith by the Borrower's Board of Directors; (iii) any transactions undertaken pursuant to any contractual obligations or rights in existence on the Effective Date (as in effect on the Effective Date), including without limitation redemption features in any outstanding securities or the issuance of, or the payment of the principal, interest or any other amounts due on, the Junior Subordinated Convertible Notes; (iv) any Restricted Payments made in compliance with
Section 6.01(e); (v)
loans and advances to officers, directors and employees of the Borrower or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business for bona fide business purposes of the Borrower or a Restricted Subsidiary; (v) entering into by the Borrower and any of its consolidated Restricted Subsidiaries of a tax sharing or similar arrangement; and (vii) entering into by the Borrower and any Restricted Subsidiary a Qualified Securitization Transaction.

           (c) Limitation on Indebtedness. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be greater than 1.0 to 1.0.

           The foregoing limitations will not apply to the Incurrence by the Borrower or any Restricted Subsidiary of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:
(A) Indebtedness under the Senior Subordinated Notes, the Junior Subordinated Convertible Notes and other indebtedness outstanding on the Effective Date;
(B) Indebtedness Incurred pursuant to (i) the Credit Agreement and/or (ii) any other agreements or indentures governing Senior Indebtedness if at the time of and immediately after giving effect thereto, the aggregate consolidated Indebtedness Incurred under both clauses (i) and (ii) would not exceed $800,000,000 at any one time outstanding; provided, however, that such $800,000,000 shall be reduced (without duplication) by the amount of any repayment of Indebtedness under the Credit Agreement pursuant to Section 5.01(g) and any drawing under the Letter of Credit; (C) Indebtedness of any Subsidiary of the Borrower owed to and held by the Borrower or any Guarantor, other Indebtedness of the Borrower owed to and held by any Guarantor which is unsecured and subordinated in right of payment to the payment and performance of the Borrower's obligations under any Senior Indebtedness and the Senior Subordinated Notes and Indebtedness of a Foreign Restricted Subsidiary that is not a Guarantor owed to and held by any other Restricted Subsidiary that is not a Guarantor; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (C) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Borrower or any Restricted Subsidiary referred to in this clause (C) to a Person (other than the Borrower or a Guarantor), (ii) any sale or other disposition of Equity Interests of any Guarantor which holds Indebtedness of the Borrower or another Subsidiary of the Borrower such that such Guarantor ceases to be a Guarantor, and (iii) the designation of a Restricted Subsidiary that is a Guarantor and which holds Indebtedness of the Borrower or any other Restricted Subsidiary as an Unrestricted Subsidiary; (D) the Guarantees and guarantees by any Guarantor of Indebtedness of the Borrower permitted under this Section 6.01(c); provided, however, that if such guarantee is of Subordinated Indebtedness, then the Guarantee of such Guarantor shall be senior to such Guarantor's guarantee of Subordinated Indebtedness; (E) Hedging Obligations of the Borrower or any Guarantor entered into in the ordinary course of business; (F) Purchase Money Indebtedness and Capital Lease Obligations which do not exceed $50,000,000 in the aggregate at any one time outstanding; (G) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively for purposes of this Section 6.01(c), a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this Section 6.01(c) or clause (B) of this paragraph of this Section 6.01(c); provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses Incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iii) Indebtedness that is pari passu with the Senior Subordinated Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Senior Subordinated Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness, (iv) no Restricted Subsidiary that is not a Guarantor may Incur Indebtedness to refinance Indebtedness of the Borrower or any Guarantor and
(v) Indebtedness of the Borrower may only be refinanced by Indebtedness of the Borrower and Indebtedness of a Restricted Subsidiary may only be refinanced by Indebtedness of such Restricted Subsidiary or by the Borrower; (H) in addition to the items referred to in clauses (A) through (G) above, Indebtedness of the Borrower (including any Indebtedness under the Credit Agreement that utilizes this subparagraph (H)) having an aggregate principal amount not to exceed $200,000,000 at any one time outstanding; and (I) Indebtedness of a Securitization Entity in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Borrower and its other Restricted Subsidiaries (except for Standard Securitization Undertakings and Limited Originator Recourse).

           (d) Disposition of Proceeds of Asset Sales.

                (i) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless
(A) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (B) at least 65% of such consideration consists of (I) cash or Cash Equivalents, or (II) properties, capital assets and interests in joint ventures (however structured) that replace the properties and assets that were the subject of such Asset Sale or in properties and capital assets that will be used in the business of the Borrower and its Restricted Subsidiaries as existing at such time or in businesses reasonably related thereto (as determined in good faith by the Borrower's Board of Directors) ("Replacement Assets"). The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Borrower and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Borrower or the Restricted Subsidiaries.

                (ii) The Borrower or such Restricted Subsidiary, as the case may be, may (A) apply the Net Cash Proceeds of any Asset Sale to repay Senior Indebtedness and permanently reduce any related commitment, or (B) make an Investment in Replacement Assets, in each case, within 270 days of receipt thereof.

               (iii) To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 270 days of such Asset Sale as described in clause (A) or (B) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Borrower shall, within 45 days after such 270th day, prepay the Senior Subordinated Notes up to a maximum principal amount equal to the amount of such Unutilized Net Cash Proceeds in accordance with Section 2.02(c) irrespective of whether or not an Event of Default has occurred and is continuing.

                (iv) In the event GOF has assigned any portion of the Senior Subordinated Note in accordance with the provisions hereof, any prepayment effected pursuant to this covenant, to the extent the aggregate principal amount outstanding under the Senior Subordinated Notes and accrued and unpaid interest and other amounts owing in respect thereof exceeds the Unutilized Net Cash Proceeds to be applied to the prepayment thereof, the prepayment shall be made pro rata based on the aggregate principal amount of the Senior Subordinated Notes held by GOF and any assignees. To the extent the Unutilized Net Cash Proceeds exceed the aggregate principal amount outstanding under the Senior Subordinated Notes and accrued and unpaid interest and other amounts owing in respect thereof, the Borrower may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to prepay Senior Subordinated Notes for any purpose consistent with the other terms hereof.

           (e) Limitation on Restricted Payments. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, to:

                (i) declare or pay any dividend or any other distribution on any Equity Interests of the Borrower or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Borrower or any Restricted Subsidiary (other than Class C Dividends and any dividends, distributions and payments made to the Borrower or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Borrower or in options, warrants or other rights to purchase Qualified Equity Interests of the Borrower);

               (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any Restricted Subsidiary (other than the Senior Subordinated Notes, Junior Subordinated Convertible Notes and any Equity Interests owned by the Borrower or any Restricted Subsidiary);

              (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

               (iv) make any Investment in any Person (other than Permitted Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii), (iii) or (iv) each, a "Restricted Payment"), unless:

                (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

               (ii) immediately after giving effect to such Restricted Payment, the Borrower would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 6.01(c); and

              (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Effective Date does not exceed an amount equal to the sum of (A) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the Effective Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Borrower is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (B) the aggregate net cash proceeds received by the Borrower either (x) as capital contributions to the Borrower after the Effective Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Effective Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Borrower or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (C) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Borrower or any Restricted Subsidiary Incurred after the Effective Date which has been converted into or exchanged for Qualified Equity Interests of the Borrower, plus (D) without duplication of any amounts included in clause (i) above, in the case of the disposition or repayment of, or the receipt by the Borrower or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the Effective Date, an amount equal to the lesser of the amount of such Investment and the amount received by the Borrower or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution, plus (E) in the event the Borrower or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Borrower's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment, plus (F) $100,000,000.

           The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions hereof; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Borrower; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (iii)(B) of the preceding paragraph (and were not included therein at any time) and are not used to prepay the Senior Subordinated Notes; (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Borrower; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (iii)(B) and
(iii)(C) of the preceding paragraph (and were not included therein at any time) and are not used to prepay the Senior Subordinated Notes or (y) Subordinated Indebtedness permitted to be Incurred pursuant to clause (G) of the second paragraph of Section 6.01(c); (iv) the making of loans or advances to officers and directors of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business in an amount not to exceed $5,000,000 at any one time outstanding; (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of Subordinated Indebtedness at a purchase price not greater than 110% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control; and (vi) Investments in joint ventures (however structured) not to exceed $100.0 million at any one time outstanding; provided, however, that in the case of each of clauses (ii), (iii), (v) and (vi) no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

           In determining the amount of Restricted Payments permissible under this Section 6.01(e), amounts expended pursuant to clauses (i) and (iv) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any noncash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

           (f) Corporate Existence. Subject to Section 6.02, the Borrower shall do or shall cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Borrower and the Restricted Subsidiary, provided, however, that the Borrower shall not be required to preserve any such right or franchise, or the corporate existence of any Restricted Subsidiary, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole and the loss thereof is not materially adverse to the Borrower and the Restricted Subsidiaries, taken as a whole; provided, further, however, that a determination of the Board of Directors of the Borrower shall not be required in the event of a merger of one or more Wholly Owned Restricted Subsidiaries with or into another Wholly Owned Restricted Subsidiary or another Person, if the surviving Person is a Wholly Owned Restricted Subsidiary organized under the laws of the United States or a State thereof or of the District of Columbia or, in the case of a Foreign Restricted Subsidiary, the jurisdiction of incorporation or organization of such Foreign Restricted Subsidiary. This Section 6.01(f) shall not prohibit the Borrower from taking any other action otherwise permitted by, and made in accordance with, the provisions hereof.

           (g) Limitation on Liens. The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made, (i) in the case of the Borrower, to secure the Senior Subordinated Notes and all other amounts due hereunder, and (ii) in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the Senior Subordinated Notes and all other amounts due under hereunder, in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Senior Subordinated Notes or such Restricted Subsidiary's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (A) Liens securing Senior Indebtedness (including, without limitation, Indebtedness incurred under the Credit Agreement); (ii) Liens securing Indebtedness Incurred in a Qualified Securitization Transaction by the Borrower and its Restricted Subsidiaries; (iii) Permitted Liens and (iv) Liens under Hedging Agreements.

           (h) Future Domestic Restricted Subsidiary Guarantors. In the event that the Borrower causes or permits any Domestic Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Borrower under the Credit Agreement then the Borrower shall cause such Domestic Restricted Subsidiary to simultaneously execute and deliver a guarantee, substantially in form and substance as the guarantee executed thereby with respect to its guarantee of indebtedness under the Credit Agreement, pursuant to which it will become a Guarantor under this Agreement.

           (i) Designation of Unrestricted Subsidiaries.

                (i) The Borrower may designate after the Effective Date any Subsidiary of the Borrower as an Unrestricted Subsidiary under this Agreement (a "Designation") only if: (A) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (B) at the time of and after giving effect to such Designation, the Borrower could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 6.01(c); and (C) the Borrower would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of Section 6.01(e) in an amount (the "Designation Amount") equal to the amount of the Borrower's Investment in such Subsidiary on such date.

               (ii) Neither the Borrower nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any nonrecourse guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

              (iii) The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if: (A) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and (B) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Agreement.

               (iv) All Designations and Revocations must be evidenced by Board Resolutions of the Borrower, delivered to each holder of Senior Subordinated Notes, certifying compliance with the foregoing provisions.

           Section 6.02 Mergers; Successor Corporation.

           (a) Mergers, Sale of Assets, etc. The Borrower shall not consolidate with or merge with or into any other entity and the Borrower shall not and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Borrower's and the Restricted Subsidiaries properties and assets (determined on a consolidated basis for the Borrower and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: either (i) the Borrower shall be the Surviving Person or
(ii) the Surviving Person (if other than the Borrower) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia or, if any such Restricted Subsidiary was a Foreign Restricted Subsidiary, under the laws of the United States of America or any state thereof or the District of Columbia or the jurisdiction under which such Foreign Restricted Subsidiary was organized, and shall, in any such case, expressly assume by supplemental agreement, the due and punctual payment of the principal of and interest on the Senior Subordinated Notes and the performance and observance of every covenant in this Agreement to be performed or observed on the part of the Borrower; provided, however, that if such transaction results in a Change of Control, the Senior Subordinated Notes shall be prepaid if required pursuant to Section 2.02(b).

           For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Borrower shall be deemed to be the transfer of all or substantially all the properties and assets of the Borrower.

           (b) Guarantors. No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of Section 3.03) shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless (i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia or, if any such Guarantor was a Foreign Restricted Subsidiary, under the laws of the United States of America or any state thereof or the District of

Columbia or the jurisdiction under which the Foreign Restricted Subsidiary was organized; (ii) the Surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its Guarantees of the Senior Subordinated Notes and the performance and observance of every covenant of the Indenture to be performed or observed by such Guarantor; (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to any such transaction involving the Incurrence by such Guarantor, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of such Guarantor in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Borrower could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning the latest fiscal quarter for which consolidated financial statements of the Borrower are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 6.01(c); provided, however, that this paragraph shall not be a condition to a merger or consolidation of a Guarantor if such merger or consolidation only involves the Borrower and/or one or more other Guarantors. Notwithstanding the foregoing, nothing in this covenant shall prohibit the consolidation or merger with or into or the sale of all or substantially all of the assets or properties of a Guarantor to any other Restricted Subsidiary that is a Guarantor.

           (c) Successor Corporation Substituted. In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 6.02(a) and (b) in which the Borrower or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Borrower under the Senior Subordinated Notes, this Agreement or of such Guarantor under its Guarantee and this Agreement, as the case may be, pursuant to supplemental agreements, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor, as the case may be, and the Borrower shall be discharged from its Obligations under this Agreement and the Senior Subordinated Notes or such Guarantor shall be discharged from its Obligations under this Agreement and its Guarantee, as the case may be.

           Section 6.03. Termination of Covenants. The covenants set forth in this Article VI shall terminate and be of not further force or effect upon the Termination Date.

                                  ARTICLE VII
                               EVENTS OF DEFAULT

           Section 7.01. Events of Default. Each of the following shall be an "Event of Default" for purposes of this Indenture:

           (a) failure to pay principal of the Senior Subordinated Notes when due (whether or not prohibited by the provisions of Article VIII);

           (b) failure to pay any interest on any Senior Subordinated Notes when due, continued for 30 days or more (whether or not prohibited by the provisions of Article VIII);

           (c) default in the payment of principal of, or interest on, any Senior Subordinated Notes required to be prepaid by this Agreement (whether or not prohibited by the provisions of Article VIII);

           (d) failure to perform or comply with any of the provisions of
Section 6.02;

           (e) failure to perform any other covenant or agreement of the Borrower under this Agreement or in the Senior Subordinated Note or of the Guarantors under this Agreement for 30 days or more after written notice to the Borrower by GOF;

           (f) Default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Borrower or any of its Restricted Subsidiaries having an outstanding principal amount of $50,000,00 or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Borrower or any of its Restricted Subsidiaries to pay principal of at least $50,000,000 when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within 10 days after the occurrence thereof;

           (g) the rendering of a final judgment or judgments (not subject to appeal) against the Borrower or any of its Restricted Subsidiaries in an amount of $50,000,000 or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

           (h) the Borrower or any Significant Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) admits in writing its inability to pay its debts generally as they become due; (ii) commences a voluntary case or proceeding; (iii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iv) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it; (v) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (vi) makes a general assignment for the benefit of its creditors, or takes any action to authorize or effect any of the foregoing;

           (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower or any Significant Restricted Subsidiary in an involuntary case or proceeding or (ii) appoints a Custodian of the Borrower or any Significant Restricted Subsidiary of the Borrower for all or substantially all of its properties, or orders the liquidation of the Borrower or any Significant Restricted Subsidiary, and, in each case the order or decree remains unstayed and in effect for 60 days; or

           (j) other than as provided in or pursuant to any Guarantee or this Agreement, the Guarantee of any Guarantor that constitutes a Significant Restricted Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor that is a Significant Restricted Subsidiary denies its liability under its Guarantee

(other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

           Section 7.02 Acceleration. If an Event of Default with respect to the Senior Subordinated Notes (other than an Event of Default with respect to the Borrower described in clause (h) of Section 7.01) occurs and is continuing, GOF by notice in writing to the Borrower may declare the unpaid principal of, accrued interest to the date of acceleration on all outstanding Senior Subordinated Notes to be due and payable immediately and, upon any such declaration, such principal amount, accrued interest, notwithstanding anything contained in this Agreement or the Senior Subordinated Notes to the contrary, shall become immediately due and payable; provided, however, that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Borrower described in clause (h) of Section 7.01), the Senior Subordinated Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Senior Subordinated Notes to the agent under the Credit Agreement and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Credit Agreement. If an Event of Default specified in clause (h) of Section 7.01 with respect to the Borrower occurs, the Senior Subordinated Notes will ipso facto become immediately due and payable without any declaration or other act on the part of GOF.

           After a declaration of acceleration, but before a judgment or decree of the money due in respect of the Senior Subordinated Notes has been obtained, GOF by written notice to the Borrower may rescind an acceleration and its consequences if all existing Events of Default (other than the, nonpayment of principal of and interest on the Senior Subordinated Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

           Section 7.03 Other Remedies. If an Event of Default occurs and is continuing, GOF may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Senior Subordinated Notes or to enforce the performance of any provision of the Senior Subordinated Notes or this Agreement. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

           Section 7.04 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.04 shall not apply to a suit instituted by GOF for the enforcement or the payment of the principal or interest on any Senior Subordinated Notes on or after the respective due dates expressed in the Senior Subordinated Note.


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

                                 ARTICLE VIII
                                 SUBORDINATION

           Section 8.01 Senior Subordinated Notes Subordinated to Senior Indebtedness. The Borrower covenants and agrees, and GOF by its acceptance thereof likewise covenants and agrees, that the Senior Subordinated Notes shall be issued subject to the provisions of this Article VIII; and each person holding any Senior Subordinated Notes, whether GOF upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all payments of the principal of and interest on the Senior Subordinated Notes, and all other amounts payable under this Agreement, by the Borrower shall, to the extent and in the manner set forth in this Article VIII, be subordinated and junior in right of payment to the prior payment in full in cash of all amounts payable under Senior Indebtedness.

           Section 8.02 No Payment on Senior Subordinated Notes in Certain Circumstances.

           (a) No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities but including any payment constituting any distribution in respect of any other Indebtedness that is subordinated to the Senior Subordinated Notes) by or on behalf of the Borrower of principal of or interest on the Senior Subordinated Notes, whether pursuant to the terms of the Senior Subordinated Notes, upon acceleration, pursuant to an obligation under Article II to prepay or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the holders of Senior Subordinated Notes of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities) shall be made by or on behalf of the Borrower of principal of or interest on the Senior Subordinated Notes during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the holders of Senior Subordinated Notes and ending 179 days thereafter; provided however, that so long as any Indebtedness remains outstanding under the Credit Agreement or any replacement, renewal, refinancing or extension thereof, no Payment Blockage Notice may be initiated to block payment of principal or interest on the Senior Subordinated Notes pursuant to the terms of this Section 8.02(a) except by the Administrative Agent (or similar authorized party) under the Credit Agreement or any replacement, renewal, refinancing or extension thereof.

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

           (b) Notwithstanding anything herein or in the Senior Subordinated Notes to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

           (c) In the event that, notwithstanding the foregoing, the Borrower shall have made payment to the holders of Senior Subordinated Notes when such payment is prohibited by Section 8.02(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered by the recipient of such payment (if notice of the conditions prohibiting such payment under Section 8.02(a) has been received by the holders of Senior Subordinated Notes) to, the holders of Designated Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice from the holders of Senior Subordinated Notes to the holders of Designated Senior Indebtedness that such prohibited payment has been made, the holders of the Designated Senior Indebtedness (or their representative or representatives or a trustee or trustees) notify each of the holders of Senior Subordinated Notes in writing of the amounts then due and owing on the Designated Senior Indebtedness, if any, and only the amounts specified in such notice to each of the holders of Senior Subordinated Notes shall be paid to the holders of Designated Senior Indebtedness.

           Section 8.03 Payment Over of Proceeds upon Dissolution, Etc.

           (a) Upon any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total liquidation or reorganization of the Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before any payment is made in respect of the Senior Subordinated Notes (excluding any payment or distribution of Permitted Junior Securities). Before any payment may be made by, or on behalf of, the Borrower of the principal of or interest on the Senior Subordinated Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities) payment shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidation

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

trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

           (b) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), shall be paid by the Borrower to the holders of Senior Subordinated Notes at a time when such payment or distribution is prohibited by Section 8.03(a) and before all obligations in respect of Senior Indebtedness are paid in full in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered by the recipient of such payment (if notice of the conditions prohibiting such payment under Section 8.03(a) has been received by the holders of Senior Subordinated Notes) to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees or agent or agents under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

           (c) The consolidation of the Borrower with, or the merger of the Borrower with or into, another corporation or the liquidation or dissolution of the Borrower following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Section 6.02 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 8.03 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 6.02.

           Section 8.04   Subrogation.

           (a) Upon the payment in full in cash of all Senior Indebtedness, or provision for payment, the holders of the Senior Subordinated Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Borrower made on such Senior Indebtedness until the principal of and interest on the Senior Subordinated Notes shall be paid in full in cash; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which such holders of the Senior Subordinated Notes would be entitled except for the provisions of this
Article VIII, and no payment over pursuant to the provisions of this Article VIII to the holders of Senior Indebtedness by holders of the Senior Subordinated Notes, as between the Borrower, its creditors other than holders of Senior Indebtedness, and such holders

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

of the Senior Subordinated Notes, be deemed to be a payment by the Borrower to or on account of the Senior Indebtedness. It is understood that the provisions of this Article VIII are and are intended solely for the purpose of defining the relative rights of such holders of the Senior Subordinated Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

           (b) If any payment or distribution to which the holders of the Senior Subordinated Notes would otherwise have been entitled but for the provisions of this Article VIII shall have been applied, pursuant to the provisions of this Article VIII, to the payment of all amounts payable under Senior Indebtedness, then and in such case, the holders of the Senior Subordinated Notes shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full in cash of such Senior Indebtedness.

           Section 8.05   Obligations of Borrower Unconditional.

           (a) Nothing contained in this Article VIII or elsewhere in this Agreement or in the Senior Subordinated Notes is intended to or shall impair, as among the Borrower and GOF, the obligation of the Borrower, which is absolute and unconditional, to pay to GOF and its successors and assigns the principal of and interest on the Senior Subordinated Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Senior Subordinated Notes and creditors of the Borrower other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent GOF and its successors or assigns from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article VIII of the holders of the Senior Indebtedness in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

           (b) Without limiting the generality of the foregoing, nothing contained in this Article VIII shall restrict the right of GOF and its successors and assigns to take any action to declare the Senior Subordinated Notes to be due and payable prior to its stated maturity pursuant to Sections
7.01 and 7.02 or to pursue any rights or remedies hereunder; provided, however, that all Senior Indebtedness then due and payable shall first be paid in full in cash before GOF or its successors and assigns are entitled to receive any direct or indirect payment from the Borrower of principal of or interest on the Senior Subordinated Notes.

           Section 8.06 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities referred to in this Article VIII, the holders of the Senior Subordinated Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the holders of the Senior Subordinated Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VIII.

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

           Section 8.07 Subordination Rights Not Impaired by Acts or Omissions of the Borrower or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this
Article VIII are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

           Section 8.08 This Article Not to Prevent Events of Default. The failure to make a payment on account of principal of, interest on or other amounts owing in respect of the Senior Subordinated Notes by reason of any provision of this Article VIII shall not be construed as preventing the occurrence of an Event of Default specified in clauses (a), (b) or (c) of
Section 7.01.

           Section 8.09 No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 8.07, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holders of the Senior Subordinated Notes, without incurring responsibility to the holders of the Senior Subordinated Notes and without impairing or releasing the subordination provided in this Article VIII or the obligations hereunder of the holders of the Senior Subordinated Notes to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured;
(b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Borrower and any other Person.

           Section 8.10 Acceleration of the Senior Subordinated Notes. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Borrower shall promptly notify holders of the Senior Indebtedness of the acceleration.

                                  ARTICLE IX
                                 MISCELLANEOUS

           Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Senior Subordinated Notes, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and GOF, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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


           Section 9.02.  Notices, Etc.

           (a) Any notice or demand authorized or required by this Agreement to be given or made shall be sufficiently given or made when and if delivered in person, by telecopier with a confirmation of good transmission, by FedEx or United Parcel Service or by registered or certified U.S. mail, addressed to the office of the party expressly designated by such party as its office for purposes of this Agreement (until otherwise notified in accordance with this Section), as follows:

 To the Borrower or any Guarantor, to it at:

                Polymer Group, Inc.
                4838 Jenkins Avenue
                North Charleston, South Carolina 29405
                Attention:  General Counsel and Chief Financial
                Officer
                Telephone:  (843) 566-7293
                Fax:  (843) 747-4092

With a copy to:
                Kirkland & Ellis
                200 East Randolph Drive
                Chicago, Illinois 60601
                Attention: H. Kurt von Moltke, Esq.
                Facsimile: (312) 861-2200
                Telephone: (312) 861-2000

 To GOF:
                MatlinPatterson Global Opportunities Partners LP
                C/O: MatlinPatterson Global Advisers LLC
                520 Madison Avenue
                New York, NY 10022
                Attention:  General Counsel and Ramon Betolaza
                Telephone:  (212) 651-9000
                Fax:  (212) 651-4010

 With a copy to:
                Duncan D. Darrow, Esq.
                Orrick, Herrington & Sutcliffe LLP
                666 Fifth Avenue
                New York, New York  10103
                Telephone: (212) 506-5000
                Fax:  (212) 506-5151;

           (b) Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally, (b) one Business Day after being delivered, if delivered by telecopier with confirmation of good transmission, (c) one


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

Business Day after being sent by Federal Express or United Parcel Service, if sent by Federal Express or United Parcel Service and delivered thereto prior to their deadline for next-day delivery, or (d) seven Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

           Section 9.03. No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder or under the Senior Subordinated Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

           Section 9.04. Costs and Expenses. The Obligors jointly and severally agree to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of GOF and its successors and assigns in connection with the enforcement (whether through negotiations or in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise) of this Agreement or the Senior Subordinated Notes, including, without limitation, reasonable counsel fees and expenses in connection, with the enforcement of rights under this Section 9.04.

           Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Obligors and GOF and thereafter shall be binding upon and inure to the benefit of the Obligors and GOF and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer all or any part of its rights or obligations hereunder or any interest herein, whether by agreement, merger, change of control, by operation of law or otherwise, without the prior written consent of GOF.

           Section 9.06. Assignments. (a) GOF, and any assignee permitted pursuant to this Agreement, may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Senior Subordinated Note held by it), provided, however, that (i) each such assignment shall be to an Eligible Assignee, and (ii) the parties to each such assignment shall execute and deliver to the Borrower an Assignment and Acceptance, together with any Senior Subordinated Note subject to such assignment. Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the assignor hereunder and (y) the assignor shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assignor's rights and obligations under this Agreement, the assignor shall cease to be a party hereto).

           (b) Any Assignment and Acceptance shall contain the provisions set out in Exhibit B of this Agreement, including without limitation the following: (i) other than as provided in such Assignment and Acceptance, the assignor makes no representation or warranty

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


and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the Senior Subordinated Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the Senior Subordinated Note; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or the Senior Subordinated Note; (iii) such assignee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it. If GOF or any Assignee wishes to assign the right to repayment arising out of any future drawing under the Letter of Credit, the Assignment and Assumption will so state and will further state the percentage of such rights to repayment that are being assigned and all other agreements and information reasonably required in connection therewith. The parties hereto hereby agree to be bound by, and give full recognition to, such Assignment and Acceptance.

           (c) The assignor may, in connection with any assignment or proposed assignment pursuant to this Section 9.06, disclose to the assignee or proposed assignee, any information relating to the Borrower furnished to such assignor by or on behalf of the Borrower provided such proposed assignee agrees in writing to be bound by Section 9.12 as if it were such assignor.

           (d) Upon any assignment of all of a Senior Subordinated Note, upon surrender of such Senior Subordinated Note to the Borrower, the Borrower promptly shall issue, at is sole expense, a new Senior Subordinated Note payable to the assignee. Upon any assignment of a portion of a Senior Subordinated Note, upon surrender of such Senior Subordinated Note to the Borrower, the Borrower promptly shall issue, at its sole expense, one or more new Senior Subordinated Notes in accordance with the instructions of the assignor. Proper provision shall be made in any new Senior Subordinated Notes for the apportionment of the right to repayment arising out of any future drawing under the Letter of Credit, in accordance with the terms of the Assignment and Assumption; provided that in no event shall the aggregate face amount under all notes issued pursuant to this Section 9.06(d) exceed $25,000,000, and, in no event, shall the actual principal amount outstanding under any such notes exceed the aggregate principal amount outstanding immediately prior to such surrender.

           Section 9.07. Governing Law. This Agreement and the Senior Subordinated Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

           Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which

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

when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

           Section 9.09. Consent to Jurisdiction. (a) The Obligors hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York, New York County and any court with jurisdiction to hear appeals from decisions of such courts, in any action or proceeding arising out of or relating to this Agreement or the Senior Subordinated Notes, and the Obligors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. The Obligors hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Obligors hereby irrevocably consent to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to any Obligor, at its address specified in Section 9.02 or by any other method permitted by law. The Obligors agree that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

           (b) Nothing in this Section 9.09 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against the Borrower or their property in the courts of other jurisdictions.

           Section 9.10. WAIVER OF JURY TRIAL. EACH OF THE OBLIGORS, AND GOF HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SENIOR SUBORDINATED NOTES, ANY DOCUMENT DELIVERED HEREUNDER OR THEREUNDER, OR THE ACTIONS OF THE OBLIGORS AND GOF IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

           Section 9.11.  Publicity and Confidentiality.

           (a) Publicity. The Obligors agree that none of them will make any press release or statement regarding the transactions contemplated hereby without the consent of GOF. Additionally, the Obligors shall not make any statement which is inconsistent with any press release agreed to by GOF. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with any regulatory body, make such statements with respect to the transactions contemplated hereby as each may be advised is legally necessary upon advice of its counsel.

           (b) Confidentiality. Except as otherwise required by law or judicial order or decree or by any governmental regulatory agency or authority, or any self-regulatory organization, GOF will use its best efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder, such efforts being no less than GOF employs with respect to maintaining the confidentiality of similar non-public information about GOF.

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

           Section 9.12. Termination. Subject to the repayment by the Borrower of all outstanding amounts, whether in the form of principal, interest or any costs and expenses payable under this agreement and other than Sections 1 (to the extent a definition is used in another section referred to in this Section 9.12), 9.02, 9.04 (to the extent this section is relevant to the other sections referred to in this Section 9.12), 9.11 and this Section 9.12, the provisions of this Agreement shall terminate on the Termination Date. Sections 1 (to the extent a definition is used in another section referred to in this Section 9.12), 9.02, 9.04 (to the extent this section is relevant to the other sections referred to in this Section 9.12), 9.11 and this Section 9.12, shall survive the Termination Date.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                               THE BORROWER

                               POLYMER GROUP, INC.



                               By:_____________________________________
                                  Name:
                                  Title:

                               GOF

                               MATLINPATTERSON GLOBAL OPPORTUNITIES
                               PARTNERS LP


                               By:  MatlinPatterson Global
                                    Opportunities Advisers LLC, its
                                    Investment Advisor




                               By:_____________________________________
                                  Name:
                                  Title:





       [Execution Page to Senior Subordinated Note Purchase Agreement]

                               THE GUARANTORS

                               PGI POLYMER, INC.
                               PGI EUROPE, INC.
                               PNA CORP.
                               FNA POLYMER CORP.
                               FABRENE CORP.
                               FABRENE GROUP, L.L.C.
                               FIBERTECH GROUP, INC.
                               TECHNETICS GROUP, INC.
                               FIBERGOL CORPORATION
                               CHICOPEE, INC.
                               DOMINION TEXTILE (USA) INC.
                               POLY-BOND INC.
                               LORETEX CORPORATION
                               FNA ACQUISITION, INC.
                               FABPRO ORIENTED POLYMERS, INC.
                               PGI ASSET MANAGEMENT COMPANY
                               PGI SERVICING COMPANY
                               PRISTINE BRANDS CORPORATION
                               POLYIONIX SEPARATION TECHNOLOGIES, INC.
                               BONLAM (S.C.), INC.

                               as Guarantors




                               By:_____________________________________
                                  Name:
                                  Title:



       [Execution Page to Senior Subordinated Note Purchase Agreement]

                                   EXHIBIT A

                               LETTER OF CREDIT

                                   EXHIBIT B

                           ASSIGNMENT AND ACCEPTANCE


           Reference is made to the Senior Subordinated Note Purchase Agreement dated as of March 5, 2003 (as amended or modified from time to time, the "Agreement") among POLYMER GROUP, INC., a Delaware corporation (the "Borrower"), each of the entities identified under the caption "GUARANTORS" on the signature pages thereto (individually, a "Guarantor", and, together with the Borrower, the "Obligors") and MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS LP, a Delaware limited partnership ("GOF"). Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

           The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

           1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Agreement. After giving effect to such sale and assignment, the Assignee's pro rata share of the outstanding Borrowings owing to the Assignee will be as set forth on Schedule 1 hereto.

           2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the Senior Subordinated Note or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Senior Subordinated Note, or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or the Senior Subordinated Note or any other instrument or document furnished pursuant thereto; and (iv) attaches the Senior Subordinated Note held by the Assignor and requests that the Borrower exchange such Senior Subordinated Note for a new Senior Subordinated Note payable to the order of the Assignee in an amount equal to the amount of the Assignee's pro rata share of the outstanding Borrowings owing to the Assignee pursuant hereto or new Senior Subordinated Notes payable to the order of the Assignee in an amount equal to the amount of the Assignee's pro rata share owing to the Assignee pursuant hereto and the Assignor in an amount equal to the amount of the Assignor's pro rata share of the outstanding Borrowings owing to the Assignor under the Agreement, respectively, as specified on Schedule 1 hereto.

           3. The Assignee (i) confirms that it has received a copy of the Agreement thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Agreement are required to be performed by the Assignor; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.05 of the Agreement.

           4. Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower. The effective date for this Assignment and Acceptance (the "Assignment Effective Date") shall be the date of receipt by the Borrower, unless otherwise specified on Schedule 1 hereto.

           5. Upon such receipt by the Borrower, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Assignor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

           6. From and after the Assignment Effective Date, the Borrower shall make all payments under the Agreement and the Senior Subordinated Note in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Senior Subordinated Note for periods prior to the Assignment Effective Date directly between themselves.

           7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the principals of conflicts of law thereof.

           8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

           IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                  Schedule 1
                                      to
                           Assignment and Acceptance


Percentage interest assigned:                           _________%

Aggregate outstanding principal amount of
outstanding Borrowings assigned:                        $__________

Principal amount of Senior Subordinated Note
payable to Assignee:                                    $__________

Principal amount of Senior Subordinated Note
payable to Assignor:                                    $__________

Assignment Effective Date*:    ___________________, 200__


                               [NAME OF ASSIGNOR], as Assignor


                               By__________________________________
                                  Title:

                               Dated:  ____________________, 200__


                               [NAME OF ASSIGNEE], as Assignee


                               By__________________________________
                                  Title:


-------------------------
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to GOF.

                                   EXHIBIT C
                                    BYLAWS

                                   EXHIBIT D
                         CERTIFICATE OF INCORPORATION

                                   EXHIBIT E
                SENIOR SUBORDINATED PROMISSORY NOTE




      $25,000,000.00                                         MARCH 5, 2003


      FOR VALUE RECEIVED, POLYMER GROUP, INC., a Delaware corporation (the "Maker"), hereby promises to pay to the order of MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS LP, a Delaware corporation (the "Payee"), on the terms set forth below, the sum of TWENTY FIVE MILLION UNITED STATES DOLLARS (U.S. $25,000,000.00), or such lesser amount as equals the sum of all Borrowings, together with interest on the unpaid principal balance of each Borrowing from the date thereof at 10% per annum, payable in cash, semi-annually on January 1 and July 1 of each year. All capitalized terms in this Senior Subordinated Promissory Note (this "Senior Subordinated Note") shall have the same meaning as in the Senior Subordinated Note Purchase Agreement dated as of March 5, 2003 between the Maker and the Payee (the "Agreement").

      The unpaid principal balance of, and any and all accrued and unpaid interest on, this Senior Subordinated Note (the "Aggregate Amount") shall be payable in cash, subject to any repayment made by the Maker in accordance with
Section 2.03 of the Agreement, at the Maturity Date.

      If the Events of Default specified in Section 7.01(e) of the Agreement or a Change of Control occurs, the unpaid principal and interest of this Senior Subordinated Note, and all other amounts due hereunder, shall, at the option of the Payee, ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Payee. Upon the occurrence of any other Event of Default set forth in Section 7.01, the unpaid principal and interest of this Senior Subordinated Note, and all other amounts due hereunder, shall, at the option of the Payee upon notice to the Borrower, become and be immediately due and payable in cash. During the period following the occurrence of an Event of Default until either (a) such Event of Default is remedied to the satisfaction of the Payee, or (b) the principal and interest of this Senior Subordinated Note is paid, default interest at a rate of 2% per annum will be payable on the principal amount in addition to the existing 10% rate. The Borrower shall, to the extent lawful, pay interest on overdue interest at the rate of 12% per annum.

      The Maker agrees to pay on demand all reasonable costs and expenses, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Payee in connection with the enforcement, collection, protection or preservation (whether through negotiations, legal proceedings or otherwise) of any of its rights under this Senior Subordinated Note.

      The Maker hereby waives demand, presentment for payment, notice of extensions, nonpayment and protest, and agrees that any extensions or renewals hereof shall not affect its liability, whether has notice of such extensions or renewals or not, and waives any and all defenses and counterclaims with respect to this Note Senior Subordinated.

      No waiver of any right granted hereunder or amendment hereto shall be effective unless expressly waived or agreed to in writing by the party whose waiver or agreement to such amendment is alleged.

      This Senior Subordinated Note and the Agreement constitute the entire agreement of the parties with respect to the matters contained herein and therein.

      The provisions hereof shall bind and inure to the benefit of the respective successors and assigns of the Maker and the Payee.

      This Senior Subordinated Note shall be governed by, and interpreted under, the laws of the State of New York without giving effect to the principles of conflict of laws.

      IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed as of the date first written above.


                               POLYMER GROUP, INC.



                               By:  __________________________
                                   Name:
                                   Title: